UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

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The Procter & Gamble Company

(Name of Registrant as Specified In Its Charter)

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THE PROCTER & GAMBLE COMPANY

Notice of Annual Meeting

and

Proxy Statement

Procter & Gamble Hall

at the Aronoff Center for the Arts

Annual Meeting of Shareholders

October 12, 2010

THE PROCTER & GAMBLE COMPANY

P.O. Box 599

Cincinnati, Ohio 45201-0599

August 27, 2010

Fellow Procter & Gamble Shareholders:

It is my pleasure to invite you to this year’s annual meeting of shareholders, which will be held on Tuesday, October 12, 2010.

The meeting will start at 9:00 a.m., Eastern Daylight Time, at the Procter & Gamble Hall at the Aronoff Center for the Arts, 650 Walnut Street, in Cincinnati.

We appreciate your continued confidence in our Company and look forward to seeing you on October 12.

Sincerely,

ROBERT A. MCDONALD
CHAIRMAN OF THE BOARD, PRESIDENT
AND CHIEF EXECUTIVE OFFICER

THE PROCTER & GAMBLE COMPANY

P.O. Box 599

Cincinnati, Ohio 45201-0599

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

August 27, 2010

Date:	Tuesday, October 12, 2010
Time:	9:00 a.m., Eastern Daylight Time
Place:	Procter & Gamble Hall at the Aronoff Center for the Arts
650 Walnut Street, Cincinnati, Ohio 45202

Purposes of the meeting:

•	To review the minutes of the 2009 annual meeting of shareholders;

•	To receive reports of officers;

•	To elect ten members of the Board of Directors;

•	To vote on a Board proposal to ratify appointment of the independent registered public accounting firm;

•	To vote on one shareholder proposal; and

•	To consider any other matters properly brought before the meeting.

Who may attend the meeting:

Only shareholders, persons holding proxies from shareholders, and invited representatives of the media and financial community may attend the meeting.

Shareholders attending the meeting who are hearing-impaired should identify themselves during registration so they can sit in a special section where an interpreter will be available.

What to bring:

If your shares are registered in your name, and you requested and received a printed copy of the proxy materials, you should bring the enclosed Admission Ticket to the meeting. If you received a Notice of Internet Availability of Proxy Materials and will not be requesting a printed copy of the proxy materials, please bring that Notice with you as your Admission Ticket.

If your shares are held in the name of a broker, trust, bank or other nominee, you will need to bring a proxy or letter from that broker, trust, bank or nominee that confirms that you are the beneficial owner of those shares.

Audiocast of the annual meeting:

If you are not able to attend the meeting in person, you may join a live audiocast of the meeting on the internet by visiting www.pg.com/investors at 9:00 a.m., Eastern Daylight Time on October 12, 2010.

Record Date:

August 13, 2010, is the record date for the meeting. This means that owners of Procter & Gamble stock at the close of business on that date are entitled to:

•	receive notice of the meeting; and

•	vote at the meeting and any adjournments or postponements of the meeting.

Information About the Notice of Internet Availability of Proxy Materials:

Again this year, instead of mailing a printed copy of our proxy materials, including our Annual Report, to each shareholder of record, we have decided to provide access to these materials in a fast and efficient manner via the internet. This reduces the amount of paper necessary to produce these materials, as well as the costs associated with mailing these materials to all shareholders. On August 27, 2010, we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to all shareholders of record as of August 13, 2010, and we posted our proxy materials on the website referenced in the Notice (www.proxyvote.com). As more fully described in the Notice, shareholders may choose to access our proxy materials at www.proxyvote.com or may request a printed set of our proxy materials. In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. For those who previously requested printed proxy materials or electronic materials on an ongoing basis, you will receive those materials as you requested.

Householding Information:

Shareholders of record who have the same address and last name and have not previously requested electronic delivery of proxy materials will receive a single envelope containing the Notices for all shareholders having that address. The Notice for each shareholder will include that shareholder’s unique control number needed to vote his or her shares. This procedure reduces our printing costs and postage fees. If, in the future, you do not wish to participate in householding and prefer to receive your Notice in a separate envelope, please call us toll-free at 1-800-742-6253 in the U.S., or inform us in writing at: The Procter & Gamble Company, Shareholder Services, P.O. Box 5572, Cincinnati, OH 45201-5572, or by email at shareholders.im@pg.com. We will respond promptly to such requests.

For those shareholders who have the same address and last name and who request to receive a printed copy of the proxy materials by mail, we will send only one copy of such materials to each address unless one or more of those shareholders notifies us, in the same manner described above, that they wish to receive a printed copy for each shareholder at that address.

Beneficial shareholders can request information about householding from their banks, brokers or other holders of record.

Proxy Voting:

Your vote is important. Please vote your proxy promptly so your shares can be represented, even if you plan to attend the annual meeting. You can vote by internet, by telephone or by requesting a printed copy of the proxy materials and using the enclosed proxy card.

Our proxy tabulator, Broadridge Financial Solutions, must receive any proxy that will not be delivered in person to the annual meeting by 11:59 p.m., Eastern Daylight Time on Monday, October 11, 2010.

By order of the Board of Directors,

DEBORAH P. MAJORAS

Chief Legal Officer and Secretary

Proxy Statement

As more fully described in the Notice, the Board of Directors of The Procter & Gamble Company (the “Company”) has made these materials available to you over the internet or, upon your request, has mailed you printed versions of these materials in connection with the Company’s 2010 annual meeting of shareholders, which will take place on October 12, 2010. The Notice was mailed to Company shareholders beginning August 27, 2010, and our proxy materials were posted on the website referenced in the Notice on that same date. The Company, on behalf of its Board of Directors, is soliciting your proxy to vote your shares at the 2010 annual meeting of shareholders. We solicit proxies to give shareholders of record an opportunity to vote on matters that will be presented at the annual meeting. In this proxy statement, you will find information on these matters, which is provided to assist you in voting your shares.

Voting Information

Who can vote?

You can vote if, as of the close of business on Friday, August 13, 2010, you were a shareholder of record of the Company’s:

•	Common Stock;

•	Series A ESOP Convertible Class A Preferred Stock; or

•	Series B ESOP Convertible Class A Preferred Stock.

Each share of Company stock gets one vote. On August 13, 2010, there were issued and outstanding:

•	2,837,458,599 shares of Common Stock;

•	68,873,753 shares of Series A ESOP Convertible Class A Preferred Stock; and

•	62,098,606 shares of Series B ESOP Convertible Class A Preferred Stock.

For The Procter & Gamble Shareholder Investment Program participants:

If you are a participant in The Procter & Gamble Shareholder Investment Program, you can vote shares of common stock held for your account through the custodian for that program.

For participants in The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan and/or The Procter & Gamble Savings Plan:

If you are a participant in The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan and/or The Procter & Gamble Savings Plan, you can instruct the Trustees how to vote the shares of stock that are allocated to your account. If you do not vote your shares, the Trustees will vote them in proportion to those shares for which they have received voting instructions. Likewise, the Trustees will vote shares held by the trust that have not been allocated to any account in the same manner.

How do I vote by proxy?

Most shareholders can vote by proxy in three ways:

•	By Internet—You can vote via the internet by following the instructions in the Notice or by accessing the internet at www.proxyvote.com and following the instructions contained on that website;

•	By Telephone—In the United States and Canada you can vote by telephone by following the instructions in the Notice or by calling 1-800-690-6903 (toll-free) and following the instructions; or

•

By Mail—You can vote by mail by requesting a full packet of proxy materials be sent to your home address. Upon receipt of the materials, you may fill out the enclosed proxy card and return it per the instructions on the card.

Please see the Notice or the information your bank, broker or other holder of record provided you for more information on these options.

If you authorize a proxy to vote your shares over the internet or by telephone, you should not return a proxy card by mail (unless you are revoking your proxy).

If you vote by proxy, your shares will be voted at the annual meeting in the manner you indicate on your proxy card. If you sign your proxy card but do not specify how you want your shares to be voted, they will be voted as the Board of Directors recommends.

Can I change or revoke my vote after I return my proxy card?

Yes. You can change or revoke your proxy by internet, telephone or mail at any time before the annual meeting or by attending the annual meeting and voting in person.

Can I vote in person at the annual meeting instead of voting by proxy?

Yes. However, we encourage you to vote your proxy by internet, telephone or mail prior to the meeting.

Voting Procedures

Election of Directors—Each of the ten nominees for Director who receive a majority of votes cast will be elected as a member of the Board of Directors. A “majority of votes cast” means that the number of shares cast “for” a nominee must exceed the number of votes cast “against” that nominee. Abstentions and broker non-votes will have no effect. Pursuant to the By Laws of the Board of Directors, if a non-incumbent nominee for Director receives a greater number of votes cast “against” than votes cast “for” such nominee, such nominee shall not be elected as a member of the Board of Directors. Any incumbent nominee for Director who receives a greater number of votes cast “against” than votes cast “for” such nominee shall continue to serve on the Board pursuant to Ohio law, but shall immediately tender his or her resignation as a Director to the Board of Directors. Within 90 days, the Board will decide, after taking into account the recommendation of the Governance & Public Responsibility Committee (in each case excluding the nominee in question), whether to accept the resignation. Absent a compelling reason for the Director to remain on the Board, the Board of Directors shall accept the resignation. The Board’s explanation of its decision shall be promptly disclosed on a Form 8-K submitted to the Securities and Exchange Commission (“SEC”).

Other Proposals—The affirmative vote of a majority of shares participating in the voting on each proposal is required for adoption. Abstentions and broker non-votes will not be counted as participating in the voting, and will therefore have no effect.

Who pays for this proxy solicitation?

The Company does. We have hired Phoenix Advisory Partners, a proxy solicitation firm, to assist us in soliciting proxies for a fee of $15,000 plus reasonable expenses. In addition, Phoenix Advisory Partners and the Company’s Directors, officers, and employees may also solicit proxies by mail, telephone, personal contact, email or other online methods. We will reimburse their expenses for doing this.

We will also reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of Company stock. Other proxy solicitation expenses that we will pay include those for preparing, mailing, returning and tabulating the proxies.

Board Composition

Diversity

The Board of Directors considers diversity to be an important criterion in the selection and nomination of candidates for Director. As a global company, the Board seeks Directors with international background and global experience, among other factors. This is reflected in the Board’s Corporate Governance Guidelines, which set forth the minimum criteria for Board members, and note that the Board “seeks to achieve a mix of Board members that represents a diversity of background and experience, including with respect to age, gender, international background, race, and specialized experience.”

Although the Board does not establish specific goals with respect to diversity, the Board’s overall diversity is a significant consideration in the director nomination process. For this year’s election, the Board has nominated ten individuals. Those ten individuals range in age from 49 to 64 (two Board members retired during the year upon reaching age 70). Each nominee is a strategic thinker and has varying, specialized experience in areas that are relevant to the Company. Moreover, their collective experience covers a wide range of countries, geographies and industries, including consumer products, technology, financial services, media, agriculture, aerospace, and health care, as well as roles in consulting and government. Three are women; two are African-American; one is Mexican; and one is Indian.

The Board assesses the effectiveness of its diversity policy every year as part of the nomination process for the annual election of Directors by the Company’s shareholders. The Board’s Governance & Public Responsibility Committee, responsible for making recommendations for Director nominations to the full Board, reviews the Director nominees (including shareholder nominees) and ascertains whether, as a whole, the group meets the Board’s policy in this regard. Having reviewed the collective background and experience of the ten nominees, the Board has concluded that they provide sufficient diversity to meet the Board’s policy.

Experiences, Skills and Qualifications

Each individual Director should epitomize the Company’s Purpose, Values and Principles, possess the highest ethics and integrity, and demonstrate commitment to representing the long-term interests of the Company’s shareholders. Each Director should also have individual experiences that provide practical wisdom, mature judgment, and an inquisitive and objective mind. These experiences, at policy-making levels, may include business, government, technology, international, marketing and other areas that are relevant to the Company’s global operations. In addition, as noted above, the evaluation of Director nominees by the Governance & Public Responsibility Committee takes into account diversity, including with respect to international background, age, gender and race.

Below we identify and describe specific experiences, skills and qualifications our Directors bring to the Board. Each Director’s specific experiences, skills and qualifications that the Board considered in their re-nomination are included in their individual biographies. However, the fact that we do not list a particular experience, skill or qualification for a Director does not mean that Director does not possess that particular experience, skill or qualification.

Leadership experience. Directors with significant leadership experience over an extended period, especially current and former chief executive officers, provide the Company with special insights. These individuals demonstrate a practical understanding of how large organizations operate including the importance of human resource management and how employee and executive compensation are set. They understand strategy and risk management. They possess extraordinary leadership qualities and are able to identify and develop leadership qualities in others. And, through their various leadership positions, they have access to important information and relationships that benefit the Company.

Consumer Industry experience. Directors with experience in dealing with consumers, particularly in the areas of marketing and selling products or services to consumers, provide valuable insights to the Company. They understand consumer needs, recognize products and marketing campaigns that might resonate with consumers, and identify potential changes in consumer trends and buying habits.

International experience. Directors with experience in markets outside of the United States bring valuable knowledge to the Company, which generates over 60% of its revenue from international markets.

Marketing experience. Directors with experience identifying, developing and marketing new products, as well as new areas for existing products, can add significant positive impact to the Company’s operational results. As one of the world’s largest advertisers, this is a particularly important attribute.

Finance experience. Directors with an understanding of accounting, finance, and financial reporting processes, particularly as they relate to a large, complex, international business, provide an important oversight role. The Company employs a number of financial targets to measure its performance, and accurate financial reporting is critical to the Company’s success. Directors with financial experience are critical to ensuring effective oversight of the Company’s financial measures and processes.

Government experience. Directors with government experience, whether as members of the government or through extensive interactions with government and government agencies, are able to recognize, identify and understand the key issues that the Company faces in an economy increasingly affected by the role of governments around the world.

Technology experience. Directors with an understanding of technology and innovation help the Company focus its efforts in these important areas, as well as track progress. As one of the few companies with an Innovation & Technology Committee of the Board, this is particularly important to the Company’s overall success.

Election of Directors

All of the Board’s nominees for Director are incumbent nominees who will be elected for a one-year term. Kenneth I. Chenault, Scott D. Cook, Rajat K. Gupta, Robert A. McDonald, W. James McNerney, Jr., Johnathan A. Rodgers, Mary Agnes Wilderotter, Patricia A. Woertz and Ernesto Zedillo were elected for one-year terms at the 2009 annual meeting. Angela F. Braly was appointed to the Board effective December 8, 2009. The current terms of all nominees for Director will expire at the 2010 annual meeting. The Board has nominated each of these individuals for new terms that will expire at the 2011 annual meeting.

Each of the nominees for Director has accepted the nomination and agreed to serve as a Director if elected by the Company’s shareholders. If any nominee becomes unable or unwilling to serve between the date of the proxy statement and the annual meeting, the Board may designate a new nominee and the persons named as proxies will vote for that substitute nominee.

The Board of Directors recommends a vote FOR Angela F. Braly, Kenneth I. Chenault, Scott D. Cook, Rajat K. Gupta, Robert A. McDonald, W. James McNerney, Jr., Johnathan A. Rodgers, Mary Agnes Wilderotter, Patricia A. Woertz and Ernesto Zedillo as Directors to hold office until the 2011 annual meeting of shareholders and until their successors are elected.

Nominees for Election as Directors with Terms Expiring in 2011
Angela F. Braly	Director since 2009, Age 49

Ms. Braly is Chair of the Board, President and Chief Executive Officer of WellPoint, Inc. (a healthcare insurance company). She has served as Chair of the Board since March 2010 and President and Chief Executive Officer since 2007. She previously served as Executive Vice President, General Counsel and Chief Public Affairs Officer of WellPoint from 2005 to 2007 and President and Chief Executive Officer of Blue Cross Blue Shield of Missouri from 2003 to 2005. Ms. Braly was appointed to the Board on December 8, 2009.

As Chief Executive Officer of a major health benefits company that interacts directly with consumers, Ms. Braly has a vast amount of leadership, consumer industry and marketing experience. Ms. Braly also brings a significant amount of government experience, given her prior role as general counsel and chief public affairs officer for WellPoint, where she was responsible for the company’s government relations efforts, among other areas.

Member of the Audit and Governance & Public Responsibility Committees.

Kenneth I. Chenault	Director since 2008, Age 59

Mr. Chenault is Chairman and Chief Executive Officer of the American Express Company (a global services, payments and travel company), where he has served in various roles of increasing responsibility since joining the company in 1981. Mr. Chenault assumed his current responsibilities as Chairman and Chief Executive Officer in 2001. He has been a Director of International Business Machines Corporation since 1998.

As Chairman and Chief Executive Officer of American Express, Mr. Chenault has significant leadership and financial experience. With more than 30 years of experience delivering products and services to consumers and businesses all across the world, Mr. Chenault brings consumer and business insights, marketing expertise, as well as a global perspective to the Board.

Member of the Audit and Compensation & Leadership Development Committees.

Scott D. Cook	Director since 2000, Age 58

Mr. Cook is Chairman of the Executive Committee of the Board of Intuit Inc. (a software and web services company), which he co-founded in 1983. He served as President and Chief Executive Officer of Intuit from 1983 to 1994 and as Chairman of the Board of Intuit from 1993 through 1998. He has been a Director of eBay Inc. since 1998.

As a co-founder and former Chief Executive Officer of Intuit, whose software is marketed and sold directly to consumers, and a current Director of eBay, Mr. Cook has a wealth of leadership, technology, consumer industry and marketing experience that he brings to the Board.

Chair of the Innovation & Technology Committee and member of the Compensation & Leadership Development Committee.

Rajat K. Gupta	Director since 2007, Age 61

Mr. Gupta was named Senior Partner Emeritus at McKinsey & Company (an international consulting firm) in 2007. He joined McKinsey & Company in 1973 and previously held the positions of Senior Partner Worldwide from 2003 to 2007 and Worldwide Managing Director from 1994 to 2003. He has been a Director of AMR Corporation since 2008, Genpact, Ltd. since 2007, and Harman International Industries, Inc. since 2009. In addition, Mr. Gupta was a Director of Goldman Sachs Group, Inc. from 2006 to 2010 and Sberbank from 2009 to 2010.

As the former head of a major international consulting firm, Mr. Gupta has vast leadership, international, marketing and technology experience. As a former member of the Audit Committee of Goldman Sachs, a global investment banking and securities firm, Mr. Gupta also brings sophisticated financial experience to the Board.

Member of the Audit and Innovation & Technology Committees.

Robert A. McDonald	Director since 2009, Age 57

Mr. McDonald is Chairman of the Board, President and Chief Executive Officer of the Company, which he joined in 1980 and where he has held numerous positions of increasing responsibility in the United States and internationally, including Chief Operating Officer from 2007 to 2009 and Vice Chair, Global Operations from 2004 to 2007. He has been a Director of Xerox Corporation since 2005.

As someone who has spent his entire career with the Company, much of it outside of the United States, and who currently serves as Chief Executive Officer, Mr. McDonald has an extensive, in-depth knowledge of the Company’s business. His wide-ranging roles throughout his career at the Company also provide him with significant leadership, consumer industry, marketing and international experience.

W. James McNerney, Jr.	Director since 2003, Age 61

Mr. McNerney is Chairman of the Board, President and Chief Executive Officer of The Boeing Company (an aerospace, commercial jetliners and military defense systems company), a position he has held since 2005. From 2001 to 2005, Mr. McNerney was CEO of 3M Company, a global technology company. Prior to his appointment as CEO of 3M Company, Mr. McNerney was employed by General Electric for nearly twenty years, where he held positions of increasing importance. He has been a Director of International Business Machines Corporation since 2009.

As the Chief Executive Officer of Boeing, former Chief Executive Officer of 3M and former executive of General Electric, Mr. McNerney brings a wealth of leadership, global and technology experience. His extensive experience managing large, global manufacturing companies, as well as his insight into government affairs, enable him to advise the Board on a variety of strategic and business matters.

Presiding Director, Chair of the Compensation & Leadership Development Committee and member of the Governance & Public Responsibility Committee.

Johnathan A. Rodgers	Director since 2001, Age 64

Mr. Rodgers is President and Chief Executive Officer of TV One, LLC (a media and communications company), a position he has held since 2003. Prior to joining TV One, Mr. Rodgers was President of Discovery Networks for six years and worked for CBS, Inc. for twenty years, where he held a variety of executive positions. He has been a Director of Nike, Inc. since 2006.

As Chief Executive Officer of TV One, LLC, Mr. Rodgers has significant leadership experience. His current role in media and communications, combined with past management roles at Discovery Networks and CBS, Inc., also give him extensive consumer industry, marketing and technology experience.

Member of the Innovation & Technology Committee.

Mary Agnes Wilderotter	Director since 2009, Age 55

Mrs. Wilderotter is Chairman, President and Chief Executive Officer of Frontier Communications Corporation (a communications company specializing in providing services to rural areas and small and medium-sized towns and cities), which she joined as President and Chief Executive Officer in 2004. Mrs. Wilderotter previously held positions as Senior Vice President of Worldwide Public Sector at Microsoft, President and Chief Executive Officer of Wink Communications, Inc. and Executive Vice President of National Operations for AT&T’s Wireless Service, Inc. She has been a Director of Xerox Corporation since 2006. Mrs. Wilderotter was a Director of The McClatchy Company from 2001 to 2007, and she was a Director of Yahoo! Inc. from 2007 to 2009.

As Chief Executive Officer of Frontier Communications, and previously as Chief Executive Officer of Wink Communications, Mrs. Wilderotter has significant leadership experience. Her current role, along with her prior roles at Microsoft, Wink Communications and AT&T, also give her a vast amount of consumer industry, marketing and technology experience.

Member of the Compensation & Leadership Development and Governance & Public Responsibility Committees.

Patricia A. Woertz	Director since 2008, Age 57

Ms. Woertz is Chairman, Chief Executive Officer and President of Archer Daniels Midland Company (agricultural processors of oilseeds, corn, wheat and cocoa, etc.), a company she joined in 2006. Ms. Woertz was named Chief Executive Officer and President in 2006 and Chairman in 2007. Prior to joining Archer Daniels Midland, Ms. Woertz held positions of increasing importance at Chevron Corporation and its predecessor companies. She began her career as a certified public accountant with Ernst & Ernst.

As Chief Executive Officer of Archer Daniels Midland, Ms. Woertz has significant leadership experience. Having started her career as a certified public accountant, and with a broad range of executive roles at Chevron Corporation and its predecessor companies, Ms. Woertz also brings a significant amount of international, marketing, finance and technology experience.

Chair of the Audit Committee and member of the Governance & Public Responsibility Committee.

Ernesto Zedillo	Director since 2001, Age 58

Dr. Zedillo served as President of Mexico from 1994 to 2000 and currently serves as Director of the Center for the Study of Globalization and Professor in the field of International Economics and Politics at Yale University. He has been a Director of Alcoa Inc. since 2002 and Citigroup, Inc. since 2010. Dr. Zedillo was also a Director of Union Pacific Corporation from 2001 to 2006.

Dr. Zedillo’s prior service as President of Mexico provides him with significant government and leadership experience. His current role as Director of the Center for the Study of Globalization and Professor in the field of International Economics and Politics at Yale University provides him with a wealth of international experience. He also has significant financial experience, having previously served on the Audit Committee of Union Pacific and as the Secretary of Economic Programming and the Budget for Mexico, as well as having held various positions at the Banco de Mexico.

Chair of the Governance & Public Responsibility Committee and member of the Innovation & Technology Committee.

The Board of Directors

General Oversight

The Board of Directors has general oversight responsibility for the Company’s affairs pursuant to Ohio’s General Corporation Law, the Company’s Amended Articles of Incorporation and Code of Regulations, and the Board of Directors’ By Laws. The Board has established committees to assist in this regard. In exercising its fiduciary duties, the Board of Directors represents and acts on behalf of the Company’s shareholders. Although the Board of Directors does not have responsibility for the day-to-day management of the Company, it stays informed about the Company’s business and provides guidance to Company management through periodic meetings, site visits and other interactions. The Board is deeply involved in the Company’s strategic planning process, leadership development and succession planning. Additional details concerning the role and structure of the Board of Directors are contained in the Board’s Corporate Governance Guidelines, which can be found in the corporate governance section of the Company’s website at www.pg.com/investors.

Leadership Structure

The Board regularly considers the appropriate leadership structure for the Company and has concluded that the Company and its shareholders are best served by not having a formal policy on whether the same individual should serve as both Chief Executive Officer and Chairman of the Board. The Board believes that it is important to retain the flexibility to make this determination at any given point in time based on what it believes will provide the best leadership structure for the Company at that time. This approach allows the Board to utilize its considerable experience and knowledge to elect the most qualified Director as Chairman of the Board, while maintaining the ability to separate the Chairman and Chief Executive Officer roles when necessary. Accordingly, at different points in time in the Company’s history, the Chief Executive Officer and Chairman of the Board roles have been held by the same person. At other times, they have been held by different individuals. In each instance, the decision on whether to combine or separate the roles was made in the best interests of the Company’s shareholders, based on the circumstances at the time.

Further, in the event that the Board determines that the same individual should hold the positions of Chief Executive Officer and Chairman of the Board, the Board elects a Presiding Director from the independent Directors. The Presiding Director has the authority to call meetings of the independent Directors, can be contacted directly by shareholders, acts as the key Board liaison with the Chief Executive Officer, chairs the executive sessions of the Board, presides over Board meetings in the absence of the Chairman and communicates the Board of Directors’ feedback to the Chief Executive Officer. This guarantees full involvement in decision-making by the non-employee Directors. The Presiding Director also approves meeting agendas and other information sent to the Board and ensures that there is sufficient time for discussion of all agenda items.

During the previous fiscal year, the Board separated the role of Chief Executive Officer and Chairman of the Board from July 1, 2009, through December 31, 2009. This coincided with the transition from A.G. Lafley, the Company’s previous Chairman of the Board and Chief Executive Officer, to Mr. McDonald, the Company’s current Chairman of the Board and Chief Executive Officer. From July 1, 2009 through December 31, 2009, Mr. McDonald held the position of Chief Executive Officer while Mr. Lafley retained the role of Chairman of the Board. After the transition was complete, the Board elected Mr. McDonald as Chairman of the Board, effective January 1, 2010.

The Board believes that its current leadership structure, with Mr. McDonald serving as both Chief Executive Officer and Chairman of the Board, provides unified leadership and direction for the Company and gives clear focus for management to execute the Company’s strategy and business plans at this time. This structure has served the Company and its shareholders well in the past, as evidenced by the Company’s success. The Board will continue to evaluate the Company’s leadership structure to ensure the Board’s structure is right and appropriate at all times.

Risk Oversight

It is the responsibility of the Company’s senior management to develop and implement the Company’s strategic plans, and to identify, evaluate, manage and mitigate the risks inherent in those plans. It is the responsibility of the Board to understand and oversee the Company’s strategic plans, the associated risks, and the steps that senior management is taking to manage and mitigate those risks. The Board takes an active approach to its risk oversight role. This approach is bolstered by the Board’s leadership and committee structure, which ensures: (1) proper consideration and evaluation of potential enterprise risks by the full Board under the auspices of the Chairman of the Board and Presiding Director; and (2) further consideration and evaluation of discrete risks at the committee level.

To ensure proper oversight of the Company’s management and the potential risks that face the Company, the non-employee members of the Board elect annually a Presiding Director from the Board’s independent Directors. In addition, the Board is comprised of predominantly independent Directors and all members of the key committees of the Board (Audit, Compensation & Leadership Development, and Governance & Public Responsibility) are independent. This strong system of checks and balances ensures that key decisions made by the Company’s most senior management, up to and including the Chief Executive Officer, are reviewed and overseen by the non-employee Directors of the Board.

Risk management oversight by the full Board includes a comprehensive annual review of the Company’s overall strategic plan and the plans for each of the Company’s global business units, including the risks associated with these strategic plans. The Board also conducts an annual review of the conclusions and recommendations generated by management’s enterprise risk management process. This process involves a cross-functional group of the Company’s senior management which, on a continual basis, identifies current and future potential risks facing the Company and ensures that actions are taken to manage and mitigate those potential risks. The Board also has overall responsibility for leadership succession for the Company’s most senior officers and reviews succession plans each year.

In addition, the Board has delegated certain risk management oversight responsibilities to certain Board committees, each of which reports regularly to the full Board. In performing these oversight responsibilities, each committee has full access to management, as well as the ability to engage independent advisors. The Audit Committee oversees the Company’s compliance with legal and regulatory requirements and its overall risk management process. It also regularly receives reports regarding the Company’s most significant internal controls and compliance risks, along with management’s processes for maintaining compliance within a strong internal controls environment. In addition, the Audit Committee receives reports regarding potential legal and regulatory risks and management’s plans for managing and mitigating those risks. Representatives from the Company’s independent auditor attend Audit Committee meetings, regularly make presentations to the Audit Committee and comment on management presentations. In addition, the Company’s Chief Financial Officer, Chief Legal Officer, chief audit executive and representatives of the Company’s independent auditor individually meet in private session with the Audit Committee to raise any concerns they might have with the Company’s risk management practices.

The Board’s Compensation & Leadership Development Committee employs an independent compensation consultant who does no work for management and, among other tasks, reviews the Company’s compensation programs, including the potential risks and other impacts of incentives created by these programs. At the same time, this consultant reviews the design of the Company’s executive compensation programs, including those features that mitigate any potential risks, such as the Company’s combination of performance based compensation, the use of equity as a significant portion of incentive compensation, stock ownership and retention requirements, and clawback provisions. Based upon the comprehensive review of the executive compensation programs provided by the independent compensation consultant, and the assessment of other compensation programs provided by company management, the Compensation & Leadership Development Committee has concluded that the Company’s compensation programs are not reasonably likely to have a material adverse effect on the

Company as a whole. Finally, the Board’s Governance & Public Responsibility Committee reviews annually the Company’s key corporate governance documents to ensure they are in compliance with the changing legal and regulatory environment and appropriately enable the Board to fulfill its oversight duties.

Committees of the Board

To facilitate deeper penetration into certain key areas of oversight, the Board of Directors has established four committees. Membership on these Committees, as of August 13, 2010, is shown in the following chart:

Audit	Compensation & Leadership Development	Governance & Public Responsibility	Innovation & Technology
Ms. Woertz[1]	Mr. McNerney[1]	Dr. Zedillo[1]	Mr. Cook[1]
Ms. Braly	Mr. Chenault	Ms. Braly	Mr. Gupta
Mr. Chenault	Mr. Cook	Mr. McNerney	Mr. Rodgers
Mr. Gupta	Mrs. Wilderotter	Mrs. Wilderotter	Dr. Zedillo
Ms. Woertz

[1]	Committee Chair

All Directors served on the respective committees listed above, including committee chairs, for the Company’s entire fiscal year, with the following exceptions:

Ms. Woertz was appointed Chair of the Audit Committee at the April 18, 2010, Board of Director’s meeting, following the retirement of Charles R. Lee from the Board. From July 1, 2009, through April 18, 2010, Mr. Lee served as a member of the Board of Directors, Chair of the Audit Committee and as a member of the Compensation & Leadership Development Committee.

Mr. Cook was appointed Chair of the Innovation & Technology Committee at the April 18, 2010, Board of Director’s meeting, following the retirement of Ralph Snyderman. From July 1, 2009, through April 18, 2010, Dr. Snyderman served as a member of the Board of Directors, Chair of the Innovation & Technology Committee and as a member of the Audit Committee.

Mrs. Wilderotter was appointed as a member of the Compensation & Leadership Development and Governance & Public Responsibility Committees effective upon her appointment to the Board of Directors on August 11, 2009.

Ms. Braly was appointed as a member of the Audit and Governance & Public Responsibility Committees effective upon her appointment to the Board of Directors on December 8, 2009.

The Company’s Committee Charter Appendix applies to all Committees and can be found in the corporate governance section of the Company’s website at www.pg.com/investors.

The Audit Committee met eight times during the fiscal year ended June 30, 2010, to carry out its responsibilities under its charter. At all of these meetings, representatives of Deloitte & Touche LLP, the Company’s independent registered public accounting firm, and financial management were present to review accounting, control, auditing and financial reporting matters. During certain of these meetings, the Committee also held private sessions with the Company’s Chief Financial Officer, Chief Legal Officer, chief audit executive and representatives of Deloitte & Touche, LLP. All members of the Committee are independent under the New York Stock Exchange (“NYSE”) listing standards and the Board of Directors’ Guidelines for Determining the Independence of its Members (the “Independence Guidelines”) which can be found in the corporate governance section of the Company’s website at www.pg.com/investors. The

Audit Committee has the responsibilities set forth in its charter with respect to the quality and integrity of the Company’s financial statements; the Company’s compliance with legal and regulatory requirements; the Company’s overall risk management process; the independent registered public accounting firm’s qualifications and independence; the performance of the Company’s internal audit function and the independent registered public accounting firm; preparing the annual Report of the Audit Committee to be included in the Company’s proxy statement; and assisting the Board of Directors and the Company in interpreting and applying the Company’s Worldwide Business Conduct Manual. In addition to these responsibilities, the Committee, at the request of the Board, continued to oversee the Company’s internal investigation, as well as the external investigations, into competition law violations in Europe, for which the Board assigned oversight responsibility to the Committee. The Audit Committee’s charter can be found in the corporate governance section of the Company’s website at www.pg.com/investors.

The Compensation & Leadership Development Committee met six times during the fiscal year ended June 30, 2010, during which it held five executive sessions with no member of management present. All members of this Committee are independent under the NYSE listing standards and the Independence Guidelines. The Compensation & Leadership Development Committee has a charter, under which it has full authority and responsibility for the Company’s overall compensation policies, their specific application to principal officers elected by the Board of Directors (including review and evaluation of their compensation) and the compensation of the non-employee members of the Board of Directors. This Committee also assists the Board in the leadership development and evaluation of principal officers. As a practical matter, the Chief Executive Officer makes recommendations to the Committee regarding the compensation elements of the principal officers (other than his own compensation) based on Company performance, individual performance and input from Company management and the Committee’s independent compensation consultant. All final decisions regarding compensation for principal officers are made by this Committee. For more details regarding principal officer compensation or this Committee’s process for making decisions regarding the compensation of principal officers, please see the Compensation Discussion and Analysis section of this proxy statement found on pages 23 to 43. This Committee also approves all stock-based equity grants made under The Procter & Gamble 2009 Stock and Incentive Compensation Plan to non-principal officers. This Committee has delegated to the Chief Executive Officer the authority to make equity grants to non-principal officers and determine the specific terms and conditions of such grants within the guidelines set forth by the Committee. This Committee retains an independent compensation consultant, hired directly by the Committee, to advise it regarding executive compensation matters. For more details on this arrangement, please see the section entitled “How is competitiveness established for executive compensation?” found on pages 28 to 29 of this proxy statement. The Compensation & Leadership Development Committee’s charter can be found in the corporate governance section of the Company’s website at www.pg.com/investors.

The Governance & Public Responsibility Committee met six times during the fiscal year ended June 30, 2010. All members of the Governance & Public Responsibility Committee are independent under the NYSE listing standards and the Independence Guidelines. The Governance & Public Responsibility Committee has the governance responsibilities set forth in its charter with respect to identifying individuals qualified to become members of the Board of Directors; recommending when new members should be added to the Board and individuals to fill vacant Board positions; recommending to the Board the Director nominees for the next annual meeting of shareholders and whether to accept the resignation of any incumbent Director nominee who received a greater number of “against” votes than “for” votes in a non-contested election; periodically reviewing and recommending updates to the Board’s Corporate Governance Guidelines; educating the Board and the Company in applicable governance laws and regulations; assisting the Board and the Company in interpreting and applying the Company’s Corporate Governance Guidelines and other issues related to Board governance; and evaluating the Board and its members. The committee also covers public responsibility topics such as overseeing the Company’s social investments and commitment to making a meaningful impact around the world, by reviewing strategies and plans for improving lives in ways that enable people to thrive and that increase their quality of living; overseeing the Company’s commitment to and efforts regarding environmental sustainability; overseeing the Company’s community and government relations; overseeing the Company’s product quality and quality assurance systems; overseeing protection of the Company’s corporate reputation and other matters of importance to the Company and its stakeholders (including employees, consumers, customers, suppliers, shareholders, governments, local communities and the general public); and overseeing the Company’s organizational diversity. The Governance & Public Responsibility Committee’s charter can be found in the corporate governance section of the Company’s website at www.pg.com/investors.

The Innovation & Technology Committee met two times during the fiscal year ended June 30, 2010. The Innovation & Technology Committee has the responsibilities set forth in its charter with respect to overseeing and providing counsel on matters of innovation and technology. Topics considered by this Committee include the Company’s approach to technical and commercial innovation; the innovation and technology acquisition process; and tracking systems important to successful innovation. The Innovation & Technology Committee’s charter can be found in the corporate governance section of the Company’s website at www.pg.com/investors.

Board and Committee Meeting Attendance

During the fiscal year ended June 30, 2010, the Board of Directors held eight meetings and the Committees of the Board of Directors held 22 meetings for a total of 30 meetings. Average attendance at these meetings by members of the Board during the past year exceeded 97%. All Directors attended greater than 90% of the meetings of the Board and the Committees on which they serve.

Corporate Governance

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines to set forth its commitments and guiding principles concerning overall governance practices. These guidelines can be found in the corporate governance section of the Company’s website at www.pg.com/investors.

Director Independence

The Board of Directors has determined that the following Directors are independent under the NYSE listing standards and the Independence Guidelines because they have either no relationship with the Company (other than being a Director and shareholder of the Company) or only immaterial relationships with the Company: Angela F. Braly, Kenneth I. Chenault, Scott D. Cook, Rajat K. Gupta, W. James McNerney, Jr., Mary Agnes Wilderotter, Patricia A. Woertz and Ernesto Zedillo. As noted previously, all members of the Board’s Audit, Compensation & Leadership Development and Governance & Public Responsibility Committees are independent.

In making these independence determinations, the Board applied the NYSE listing standards and the categorical independence standards contained in the Independence Guidelines. Under the Independence Guidelines, certain relationships were considered immaterial and, therefore, were not considered by the Board in determining independence but were reported to the Chair of the Governance & Public Responsibility Committee. Applying the NYSE listing standards and the Independence Guidelines, the Board determined that there are no transactions, relationships or arrangements that would impair the independence or judgment of any of the directors deemed independent by the Board.

Mr. McDonald was elected President and Chief Executive Officer of the Company effective July 1, 2009, and Chairman of the Board effective January 1, 2010. As such, he cannot be deemed independent under the NYSE listing standards and the Independence Guidelines. Mr. Rodgers is the President and CEO of TV One, LLC, a cable television network. The Board has declared Mr. Rodgers not independent under the NYSE listing standards and the Independence Guidelines because, during 2009, the Company paid TV One, LLC for advertising time in an amount that exceeded 2% of TV One, LLC’s gross revenue for that year.

Code of Ethics

The Company has a code of ethics for its employees. The most recent version of this code of ethics, which is consistent with SEC regulations and NYSE listing standards, is contained in the Worldwide Business Conduct Manual. The Worldwide Business Conduct Manual applies to all of the Company’s employees, officers and Directors, and, together with any future amendments thereto, can be found on the Company’s website at www.pg.com. The Worldwide Business Conduct Manual is firmly rooted in the Company’s long-standing Purpose, Values and Principles, which can also be found on the Company’s website at www.pg.com. During the fiscal year ended June 30, 2010, the Company continued its deployment of the Worldwide Business Conduct Manual throughout the Company in 29 different languages, including online training.

Review and Approval of Transactions with Related Persons

The Worldwide Business Conduct Manual requires that all employees and Directors disclose all potential conflicts of interest and promptly take actions to eliminate any such conflict when the Company requests. In addition, the Company has adopted a written Related Person Transaction Policy that prohibits any of the Company’s executive officers, Directors or any of their immediate family members from entering into a transaction with the Company, except in accordance with the policy.

Under our Related Person Transaction Policy, the Chief Legal Officer is charged with primary responsibility for determining whether, based on the facts and circumstances, a related person has a direct or indirect material interest in a proposed transaction. To assist the Chief Legal Officer in making this determination, the policy sets forth certain categories of transactions that are deemed not to involve a direct or indirect material interest on behalf of the related person. If, after applying these categorical standards and weighing all of the facts and circumstances, the Chief Legal Officer determines that the related person would have a direct or indirect material interest in the transaction, the Chief Legal Officer must present the proposed transaction to the Audit Committee for review or, if impracticable under the circumstances, to the Chair of the Audit Committee. The Audit Committee must then either approve or reject the transaction in accordance with the terms of the policy. In the course of making this determination, the Audit Committee shall consider all relevant information available to it and, as appropriate, must take into consideration the following:

•	Whether the proposed transaction was undertaken in the ordinary course of business of the Company;

•	Whether the proposed transaction was initiated by the Company or the related person;

•	Whether the proposed transaction contains terms no less favorable to the Company than terms that could have been reached with an unrelated third party;

•	The purpose of, and the potential benefits to the Company of, the proposed transaction;

•	The approximate dollar value of the proposed transaction, particularly as it involves the related person;

•	The related person’s interest in the proposed transaction; and

•	Any other information regarding the related person’s interest in the proposed transaction that would be material to investors under the circumstances.

The Audit Committee may only approve the proposed transaction if it determines that the transaction is not inconsistent with the best interests of the Company as a whole. Further, in approving any such transaction, the Audit Committee has the authority to impose any terms or conditions it deems appropriate on the Company or the related person. Absent this approval, no such transaction may be entered into by the Company with any related person.

Jon R. Moeller, the Company’s Chief Financial Officer, is married to Lisa Sauer, a long-tenured employee of the Company who currently holds the position of Vice President—Global Product Supply, Purchases, Natural Commodities & Ingredients. Her total compensation in the last year was approximately $750,000, consisting of salary, bonus, equity grants and retirement benefits. Her compensation is consistent with the Company’s overall compensation principles based on her years of experience, performance and position within the Company. Prior to Mr. Moeller becoming Chief Financial Officer, the Audit Committee approved the continued employment of Ms. Sauer with the Company under the Company’s Related Person Transaction Policy, concluding that her continued employment was not inconsistent with the best interests of the Company as a whole.

Deborah P. Majoras became the Company’s Chief Legal Officer and Secretary on February 1, 2010. Ms. Majoras is married to John M. Majoras, one of over 800 partners in the law firm of Jones Day. The Company has hired Jones Day in the ordinary course of business to perform legal services. The Company’s relationship with Jones Day dates back more than 25 years and significantly precedes Ms. Majoras joining the Company as Vice President and General Counsel in 2008 from the Federal Trade Commission, where she served as Chairman. Mr. Majoras does not receive any direct compensation from the fees paid to Jones Day by the Company, his ownership in the Jones Day law firm is significantly less than 1%, and the fees paid by the Company to Jones Day in our last fiscal year were significantly less than 1% of their annual revenues. Mr. Majoras did not personally render any legal services to the Company, nor supervise any attorney in rendering legal services to the Company. Under the Company’s Related Person Transaction Policy, the Audit Committee reviewed and approved the continued use of Jones Day as a provider of legal services to the Company but required Mr. McDonald, the Company’s Chief Executive Officer, to approve any recommendations by Ms. Majoras to hire Jones Day for a specific legal matter. In doing so, the Committee concluded that the Majorases did not have a direct or indirect material interest in the Company’s hiring of Jones Day and that the relationship is not inconsistent with the best interests of the Company as a whole.

Other than as noted above, there were no transactions in which the Company or any of its subsidiaries was a participant, the amount involved exceeded $120,000, and any Director, Director nominee, executive officer or any of their immediate family members had a direct or indirect material interest reportable under applicable SEC rules or that required approval of the Audit Committee under the Company’s Related Person Transaction Policy, nor are there any currently proposed.

Presiding Director and Executive Sessions

Upon recommendation of the Governance & Public Responsibility Committee, the non-employee members of the Board of Directors reappointed W. James McNerney, Jr. to serve as the Presiding Director for fiscal year 2010-11. Mr. McNerney began his service as Presiding Director on August 14, 2007. The Presiding Director has the authority to call meetings of the independent Directors, can be contacted directly by shareholders, acts as the key Board liaison with the Chief Executive Officer, chairs the executive sessions of the Board, presides over Board meetings in the absence of the Chairman and communicates the Board of Directors’ feedback to the Chief Executive Officer, thus ensuring full involvement in decision-making by the non-employee Directors. The Presiding Director also approves meeting agendas and other information sent to the Board and ensures that there is sufficient time for discussion of all agenda items.

The non-employee members of the Board of Directors met four times during fiscal year 2009-10 in executive session (without the presence of employee Directors or other employees of the Company) to discuss various matters related to the oversight of the Company, the management of Board affairs, succession planning for the Company’s top management (including the Chief Executive Officer position), and the Chief Executive Officer’s performance. It also met in semi-executive session (with the Chief Executive Officer present for portions of the discussion) on five occasions.

Communication with Directors and Executive Officers

Shareholders and others who wish to communicate with the Board of Directors or any particular Director, including the Presiding Director, or with any executive officer of the Company, may do so by writing to the following address:

[Name of Director(s)/Executive Officer or “Board of Directors”]

The Procter & Gamble Company

c/o Secretary

One Procter & Gamble Plaza

Cincinnati, OH 45202-3315

All such correspondence is reviewed by the Secretary’s office, which logs the material for tracking purposes. The Board of Directors has asked the Secretary’s office to forward to the appropriate Director(s) all correspondence, except for personal grievances, items unrelated to the functions of the Board of Directors, business solicitations, advertisements and materials that are profane.

Availability of Corporate Governance Documents

In addition to their availability on the Company’s website at www.pg.com, copies of the Company’s Amended Articles of Incorporation, the Company’s Code of Regulations, all Committee Charters, the Committee Charters Appendix, the Corporate Governance Guidelines, the Independence Guidelines, the Worldwide Business Conduct Manual, the Company’s Purpose, Values and Principles and the Related Person Transaction Policy are available in print upon request by writing to the Company Secretary at One Procter & Gamble Plaza, Cincinnati, OH 45202-3315.

Shareholder Recommendations of Board Nominees and Committee Process for Recommending Board Nominees

The Governance & Public Responsibility Committee will consider shareholder recommendations for candidates for the Board, which should be submitted to:

Chair of the Governance & Public Responsibility Committee

The Procter & Gamble Company

c/o Secretary

One Procter & Gamble Plaza

Cincinnati, OH 45202-3315

Pursuant to the Company’s Code of Regulations, a shareholder wishing to nominate a candidate for election to the Board at an annual meeting of shareholders is required to give written notice to the Secretary of the Company of his or her intention to make such a nomination. The notice of nomination must be received at the Company’s principal executive offices not less than 140 days nor more than 240 days prior to the one-year anniversary of the preceding year’s annual shareholder meeting. Certain other notice periods apply if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date. Based on the one-year anniversary of the 2010 annual meeting, a shareholder wishing to nominate a candidate for election to the Board at the 2011 annual meeting must provide such notice no earlier than February 14, 2011, and no later than May 25, 2011.

As set forth in the Code of Regulations, the notice of nomination is required to contain information about both the nominee and the shareholder making the nomination, including information sufficient to allow the Governance & Public Responsibility Committee to determine if the candidate meets certain criteria. A nomination that does not comply with the requirements set forth in the Company’s Code of Regulations will not be considered for presentation at the annual meeting.

The minimum qualifications and preferred specific qualities and skills required for Directors are set forth in Article II, Sections B through E of the Board’s Corporate Governance Guidelines. The Committee considers all candidates using these criteria, regardless of the source of the recommendation. The Committee’s process for evaluating candidates includes the considerations set forth in Article II, Section B of the Committee’s Charter. After initial screening for minimum qualifications, the Committee determines appropriate next steps, including requests for additional information, reference checks and interviews with potential candidates. In addition to shareholder recommendations, the Committee also relies on recommendations from current Directors, Company personnel and others. From time to time, the Committee may engage the services of outside search firms to help identify candidates. During the fiscal year ended June 30, 2010, no such engagement existed (and none currently exists), and no funds were paid to outside parties in connection with the identification of nominees. All nominees for election as Directors who currently serve on the Board are known to the Committee and were recommended by the Committee to the Board as Director nominees. Ms. Braly was recommended to the Governance & Public Responsibility Committee by various non-employee members of the Board of Directors and other executive officers.

Annual Meeting Attendance

The Board’s expectation is that all its members attend the annual meeting of shareholders. All Directors attended the 2009 annual meeting.

Director Compensation

The following table and footnotes provide information regarding the compensation paid to the Company’s non-employee Directors in fiscal year 2009-10. Directors who are employees of the Company receive no compensation for their services as Directors.

Director Compensation Table

	Fees
Name	Annual Retainer[1] ($)	Committee Meeting Fees ($)	Committee Chair Fees[2] ($)	Total Fees Earned or Paid in Cash ($)		Stock Awards[3] ($)	All Other Compen- sation[4] ($)	Total ($)
Angela F. Braly	50,000	12,000	0	62,000	[5]	0	20,261	82,261
Kenneth I. Chenault	100,000	26,000	0	126,000	[6]	125,000	256	251,256
Scott D. Cook	100,000	16,000	2,500	118,500	[7]	125,000	14,946	258,446
Rajat K. Gupta	100,000	20,000	0	120,000		125,000	18,266	263,266
Charles R. Lee	83,333	22,000	12,500	117,833		125,000	100	242,933
Lynn M. Martin	58,333	8,000	0	66,333		125,000	100	191,433
W. James McNerney, Jr.	100,000	24,000	10,000	134,000	[8]	125,000	334	259,334
Johnathan A. Rodgers	100,000	4,000	0	104,000	[9]	125,000	16,158	245,158
Ralph Snyderman	83,333	14,000	8,333	105,666		125,000	18,063	248,729
Mary Agnes Wilderotter	87,500	20,000	0	107,500		125,000	15,300	247,800
Patricia A. Woertz	100,000	28,000	3,750	131,750		125,000	14,058	270,808
Ernesto Zedillo	100,000	16,000	10,000	126,000	[10]	125,000	7,714	258,714

[1]

The annual retainer for each Director is $100,000 and is paid in quarterly increments. Because Ms. Braly and Mrs. Wilderotter were appointed to the Board after the beginning of the fiscal year, their retainers were prorated. Ms. Martin, Mr. Lee and Dr. Snyderman received the prorated portion of their retainers earned prior to their retirements.

[2]

The Committee Chair fees for Mr. Lee and Dr. Snyderman, who were Chairs of the Audit and Innovation & Technology Committees, respectively, until their retirement from the Board on April 18, 2010, were prorated for July 2009 through April 2010. The Committee Chair Fees for Mr. Cook and Ms. Woertz, who were named Chairs of the Innovation & Technology and Audit Committees, respectively, at the Board of Directors meeting on April 18, 2010, were prorated for April through June 2010.

[3]

Annually, upon election at the Company’s annual meeting of shareholders, each Director is awarded a grant of restricted stock units (RSUs) with a grant date fair value of $125,000. Because Ms. Braly was not appointed to the Board until December 8, 2009, she did not receive the annual RSU grant. As of the end of FY 2009-10:

a.	Ms. Braly has 989 unvested stock awards outstanding.
b.	Mr. Chenault has 7,813 unvested stock awards outstanding.
c.	Mr. Cook has 20,236 unvested stock awards outstanding and 10,674 option awards outstanding.
d.	Mr. Gupta has 6,184 unvested stock awards outstanding.
e.	Mr. Lee has 15,356 unvested stock awards outstanding and 16,712 option awards outstanding.
f.	Ms. Martin has 15,356 unvested stock awards outstanding and 16,712 option awards outstanding.
g.	Mr. McNerney has 19,328 unvested stock awards outstanding.
h.	Mr. Rodgers has 25,428 unvested stock awards outstanding and 6,644 option awards outstanding.
i.	Dr. Snyderman has 15,356 unvested stock awards outstanding and 16,712 option awards outstanding.
j.	Mrs. Wilderotter has 2,232 unvested stock awards outstanding.
k.	Ms. Woertz has 4,289 unvested stock awards outstanding.
l.	Dr. Zedillo has 19,239 unvested stock awards outstanding and 6,644 option awards outstanding.

Unvested stock awards include RSUs that have not yet delivered in shares and restricted stock for which the restrictions have not lapsed. RSUs earn dividend equivalents which are accrued in the form of additional RSUs each quarter and credited to each Director’s holdings. These RSUs have the same vesting restrictions as the underlying RSUs and are ultimately deliverable in shares. Restricted stock earns cash dividends that are paid quarterly.

[4]

The All Other Compensation total includes certain costs associated with Directors and their guests (spouse, family member or similar guest) attending Board meetings and/or Board activities. For two Board meetings during FY 2009-10, each Director was encouraged to bring a guest. For each of these meetings, the Company incurred costs associated with providing minor commemorative items, sightseeing and other similar activities for both the Director and accompanying guest. In some cases, the Company also incurred costs associated with commercial airfare for the guest. For all other regular Board meetings throughout the fiscal year, Directors were entitled to bring a guest so long as the Director used the Company aircraft to attend the meeting and the guest’s attendance did not result in any incremental aircraft costs. Directors and their guests are also covered under the same insurance policy as all Company employees for accidental death while traveling on Company business (coverage is $750,000 for each Director and $300,000 for a guest). The incremental cost to the Company for this benefit is $2,489. In addition, the Company maintains a Charitable Awards Program for current and retired Directors who were participants prior to July 1, 2003. Under this program, at their death, the Company donates $1,000,000 per Director to up to five qualifying charitable organizations selected by each Director. Directors derive no financial benefit from the program because the charitable deductions accrue solely to the Company. The Company funds this contribution from general corporate assets and made no payments during FY 2009-10. This program was discontinued for any new Director effective July 1, 2003. In FY 2009-10, the Company also made a $500 donation on behalf of each Director to the Children’s Safe Drinking Water Program or to a different charity of their choice. Similar to the Charitable Awards Program described above, these donations were funded from general corporate assets, and the Directors derive no financial benefit from these donations because the charitable deductions accrue solely to the Company. A.G. Lafley was an employee Director of the Board during FY 2009-10 until his retirement from the Board effective December 31, 2009. As an employee director, he did not receive a retainer, fees or a stock award. Mr. Lafley attended Board meetings and activities as described above prior to stepping down as Chairman of the Board on December 31, 2009, and, in conjunction with those meetings, received $241 as All Other Compensation.

[5]	Ms. Braly took her fees for the FY 2009-10 in retirement restricted stock which had a grant date fair value of $62,000.
[6]	Mr. Chenault took his fees for the FY 2009-10 in retirement restricted stock which had a grant date fair value of $126,000.
[7]

Mr. Cook took his fees for the first half of the fiscal year in retirement restricted stock which had a grant date fair value of $60,000. For the second half of the fiscal year, he took his fees in unrestricted stock which had a grant date fair value of $58,500.

[8]	Mr. McNerney took his fees for FY 2009-10 in unrestricted stock which had a grant date fair value of $134,000.
[9]

Mr. Rodgers took 25% of his fees for the first half of the fiscal year in cash and 75% in retirement restricted stock which had a grant date fair value of $39,000. For the second half of the fiscal year, he took 100% of his fees in retirement restricted stock which had a grant date fair value of $52,000.

[10]

For the first half of the fiscal year, Dr. Zedillo took 50% of his retainer as cash and 50% of his retainer as retirement restricted stock, and 100% of his committee fees as cash. The retirement restricted stock had a grant date fair value of $25,000. For the second half of the fiscal year he took 100% of his fees in cash.

The objective of the Compensation & Leadership Development Committee of the Board of Directors is to provide non-employee members of the Board of Directors a compensation package consistent with the median of the Peer Group (as this group is further described on pages 28-29 of this proxy statement). In fiscal year 2009-10, non-employee members of the Board of Directors received the following compensation:

•

A grant of restricted stock units (RSUs) on October 13, 2009, following election to the Board at the Company’s 2009 annual meeting of shareholders, with a grant date fair value of $125,000. These units are forfeitable if the Director resigns during the year, will not deliver in shares until at least one year after the Director leaves the Board, and cannot be sold or traded until delivered in shares, thus encouraging alignment with the Company’s long-term interests and the interests of shareholders. These RSUs earn dividend equivalents at the same rate as dividends paid to shareholders;

•	An annual retainer fee of $100,000 paid in quarterly increments;

•	A committee meeting fee of $2,000 for every Committee meeting attended; and

•

An additional annual retainer paid to the Chair of each committee as follows: Chair of the Audit Committee, $15,000; Chairs of the Compensation & Leadership Development, Governance & Public Responsibility and Innovation & Technology Committees, $10,000.

At their June 8, 2010 meeting, the Board of Directors, upon the recommendation of the Compensation & Leadership Development Committee, approved changes to the compensation package provided to non-employee members of the Board of Directors to make the package more consistent with the median of the Peer Group. In fiscal year 2010-11, non-employee members of the Board of Directors will receive the following compensation:

•	A grant of RSUs on October 12, 2010, following election to the Board at the Company’s 2010 annual meeting of shareholders, with a grant date fair value of $160,000. These units will be forfeitable if the Director resigns during the year, will not deliver in shares until at least one year after the Director leaves the Board, and cannot be sold or traded until delivered in shares, thus encouraging alignment with the Company’s long-term interests and the interests of shareholders. These RSUs will earn dividend equivalents at the same rate as dividends paid to shareholders;

•	An annual retainer fee of $100,000 paid in quarterly increments; and

•

An additional annual retainer paid to the Presiding Director and Chair of each committee as follows: Presiding Director and Chairs of the Audit and Compensation & Leadership Development Committees—$20,000; Chairs of the Governance & Public Responsibility and Innovation & Technology Committees—$15,000.

Directors can elect to receive any part of their fees or retainer (other than the grant of RSUs) as cash, retirement restricted stock or unrestricted stock. The Company did not grant any stock options to Directors in fiscal year 2009-10.

Non-employee members of the Board of Directors must own Company stock and/or RSUs worth six times their annual cash retainer. A number of the non-employee Directors were recently appointed or elected to the Board within the last few years. However, all non-employee Directors either meet or are on track to meet the ownership requirements within the five-year period established by the Compensation & Leadership Development Committee.

Report of the Compensation & Leadership Development Committee

The Compensation & Leadership Development Committee of the Board of Directors has reviewed and discussed the following section of this proxy statement entitled “Compensation Discussion and Analysis” with management. Based on this review and discussion, the Committee has recommended to the Board that the section entitled “Compensation Discussion and Analysis” as it appears below, be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010.

W. James McNerney, Jr. (Chair)

Kenneth I. Chenault

Scott D. Cook

Mary Agnes Wilderotter

Compensation Discussion and Analysis

Executive Summary

Our fundamental and overriding objective is to create value for our shareholders at leadership levels on a consistent basis. To accomplish this goal, we need to drive organic sales growth, increase earnings per share, and generate strong cash flow. We design our compensation programs to encourage and reward these results.

We focus on performance measures that create shareholder value in each of our performance-based compensation programs. We believe that organic sales growth, core earnings per share growth, before tax operating profit, and free cash flow productivity are the primary drivers for creating shareholder value over time. We also believe that our strategy for purpose-inspired growth—to win by touching and improving the lives of more consumers, in more parts of the world, more completely—will drive strong results on these measures.

The Company’s performance during fiscal year 2009-10 was solid. We resumed organic sales growth sooner than anticipated, raised initial guidance for both organic sales growth and core earnings per share and delivered against those revised numbers, generated record levels of free cash flow, improved productivity, simplified our organization, and significantly reduced costs. We also increased our quarterly dividend by 9.5% making this the 120th consecutive year that we have paid a dividend to shareholders and the 54 th consecutive year that we have increased the dividend—at an annual compound rate of approximately 9.5%.

We delivered these results at the same time that we made significant investments in our business—supporting a strong multi-year innovation program. We also grew our business despite the continued impact of a global economic recession which included lower market growth versus pre-recession levels. The following table summarizes the Company’s key results for fiscal year 2009-10:

Measure	Initial Fiscal Year 2009-10 Goal	2009-10 Results
Organic sales growth[1]	+1% to +3%	3%
Core earnings per share[2] (“Core EPS”) growth	-1% to +3%[3]	6%
Adjusted free cash flow productivity[4]	90%	125%

[1]	Organic sales growth measures sales growth excluding the impacts of acquisitions, divestitures and foreign exchange from year-over-year comparisons.
[2]

Core EPS measures the Company’s diluted net earnings per share from continuing operations, excluding certain items that we do not view to be part of our sustainable results. Core EPS for FY 2009-10 was $3.67 and excludes charges taken for pending European legal matters and recently enacted legislation which changed the taxation of certain future retiree prescription drug subsidy payments in the U.S. Core EPS for FY 2008-09 was $3.47 and excludes the impact of incremental restructuring charges incurred in FY 2008-09 versus FY 2007-08 to offset the dilutive impact of the coffee business divestiture.

[3]	Range includes an adjustment for the pharmaceuticals business divestiture which closed on October 30, 2009.
[4]

Adjusted free cash flow is defined as operating cash flow less capital spending, plus the tax payments made on the gains from the global pharmaceuticals divestitures. Adjusted free cash flow productivity is the ratio of adjusted free cash flow to net earnings, excluding the gains on the divestitures of the pharmaceuticals business.

Our longstanding compensation principles of supporting the business strategy, paying for performance and paying competitively remain unchanged. Our annual cash and long-term incentive programs link the compensation of our Named Executive Officers to the overall success of the Company. While we delivered organic sales growth in-line with target and core earnings per share growth above our initial guidance, our results did not exceed our long-term goals. As a result, the Total Company Performance Factor portion of our annual cash incentive program (STAR) was at target (100%)—recognizing the hard work required to meet or exceed our initial guidance, but also acknowledging that our results did not exceed our long-term goals. For the second year in a row, the Interim Payment for our long-term incentive program (BGP) paid out at 25% of target.

At the end of fiscal year 2009-10, the Committee re-evaluated BGP in light of the compensation principles and objectives described below. The Committee determined that it was in the best interests of the Company and its shareholders to terminate BGP and adopt a new long-term incentive program that better supports our business strategies and reinforces our principle to pay for performance. This new plan will continue to focus on the four performance categories that the Committee believes are the most critical for creating long-term shareholder value (organic sales growth, core earnings per share growth, before tax operating profit growth and free cash flow productivity). The plan will also continue to measure performance over three-year periods, but it will differ from the previous plan in two significant ways. First, awards will be paid entirely in performance-vested equity, so executive pay is more directly linked to changes in shareholder value. Second, the new program will include annual grants with overlapping performance periods. Because a new three-year performance period will start each year, we will be able to set more precise and meaningful goals and eliminate interim payments used in the previous plan where performance periods were end-to-end. This design will also better align with compensation practices used by our peers. More information on the program can be found in the description provided on page 43 of this proxy statement.

We design our compensation programs to motivate our executives to win during these tough economic times and to achieve our fundamental and overriding objective—to create value for our shareholders at leadership levels on a consistent basis. When coupled with our purpose-inspired growth strategy, we believe that the Company is positioned to win by touching and improving the lives of more consumers, in more parts of the world, more completely.

What are the Company’s overall compensation principles?

The Committee designs and oversees the Company’s compensation policies and approves compensation for all principal officers, including the Named Executive Officers. The Committee has established the following principles for compensating all employees:

•

Support the business strategy—We align compensation programs with business strategies focused on long-term growth and creating value for shareholders. These programs provide an incentive for executives to meet and exceed Company goals.

•	Pay for performance—We pay above target when goals are exceeded and below target when goals are not met.

•	Pay competitively—We set target compensation to be competitive with other multinational corporations of similar size, value and complexity.

These principles encourage the right behaviors, enable us to deliver strong shareholder value over time, and ensure the development and retention of talented employees who are committed to the Company’s long-term success.

What are the Company’s executive compensation objectives?

•	To drive superior business results and financial performance by providing incentives to executives to achieve or exceed Company, business unit and individual goals.

•	To instill a focus on long-term success by holding executives accountable for long-term measures of success designed to provide superior returns for shareholders over time.

•	To create ownership alignment with shareholders by including Company stock as a cornerstone of our executive pay programs.

•	To strengthen retention by paying competitively and rewarding talented executives who meet or exceed goals.

Who are the Company’s Named Executive Officers?

The Company’s Named Executive Officers for fiscal year 2009-10 are: Chairman of the Board, President and Chief Executive Officer, Robert A. McDonald; Chief Financial Officer, Jon R. Moeller; and our Vice Chairmen (in alphabetical order) Werner Geissler, Vice Chairman—Global Operations; E. Dimitri Panayotopoulos, Vice Chairman—Global Household Care; Edward D. Shirley, Vice Chairman—Global Beauty & Grooming; and Robert A. Steele, Vice Chairman—Global Health and Well-Being.

We have voluntarily expanded our list of Named Executive Officers to include each executive at the Vice Chairman level. We believe that such additional disclosure is helpful for shareholders because it provides complete visibility into the Committee’s compensation decisions for all Company executives at this critical management level. Effective January 1, 2010, A.G. Lafley stepped down as Chairman of the Board, and Mr. McDonald became Chairman of the Board, President and Chief Executive Officer.

What are the elements of the Company’s executive compensation programs?

How do we assure that compensation keeps executives focused on long-term success?

For our employees, focus on the long-term success of the Company begins at hire and is often built over decades. Because we have a longstanding practice of building our organization from within, most of our employees spend their entire careers with the Company. Whether an employee begins a career with the Company, or joins as a result of an acquisition, our compensation programs—and our approach towards stock ownership—encourage them to focus on the long-term success of the Company. This dynamic creates an inextricable link between the long-term success of the individual and the long-term success of the Company—it is difficult to achieve the former without the latter. We tailor our compensation programs to reinforce this result.

Employee Stock Ownership Aligns the Interests of Executives and Shareholders

Employee stock ownership has long been an important aspect of the Company’s culture of commitment to long-term success. William Cooper Procter established the Company’s employee stock ownership plan in 1887. Today it is the oldest continuous profit sharing plan of its kind in the United States. For more than 120 years, this innovative plan has connected employees to the Company’s long-term success. The Company makes annual contributions of P&G stock to the retirement accounts of all U.S.-based employees beginning shortly after they are hired until the end of their careers. By making employees shareholders early on, and increasing their level of ownership over time, we consistently reinforce the importance of long-term success—both for the individual and for the Company.

As an important element of a balanced, competitive compensation program, the Company also makes an annual grant of stock options and RSUs to the Company’s key managers. These awards reinforce the executives’ focus on the long-term success of the Company by further tying their personal success to that of other shareholders. Our key managers hold these stock options for an average of eight years (five years beyond the vesting date) before they exercise. This reflects a culture that is focused on, and confident in, the long-term success of the Company.

The long-term focus that comes with stock ownership is even more pronounced for our senior executives. Most of our Named Executive Officers have risen through the Company’s ranks and their personal wealth is often tied to the Company stock and options that they have accumulated over the course of their careers. Our Named Executive Officers have an average of 30 years of service at the Company or its subsidiaries—long-term careers during which these individuals—first as employees, then as managers, then as senior executives—build shareholder value and benefit from the value they help to create. This is consistent with the Committee’s belief that employment contracts and similar arrangements are not necessary for our executives because most have spent the majority of their professional careers with the Company and have developed a focus on the Company’s long-term success.

Ownership and Holding Requirements Focus on Long-Term Success

To reinforce the importance of stock ownership and long-term focus for our most senior executives, including the Named Executive Officers, the Committee established the Executive Share Ownership Program and Stock Option Exercise Holding Requirement. The Executive Share Ownership Program requires the Chief Executive Officer to own shares of Company stock and/or RSUs valued at a minimum of eight times base salary. All other Named Executive Officers must own stock and/or RSUs valued at a minimum of five times base salary. The Committee annually reviews these holdings, and in 2010 each Named Executive Officer exceeded these requirements (with the exception of the recently appointed Chief Financial Officer, who is on track to meet these requirements next fiscal year).

The Stock Option Exercise Holding Requirement ensures executives remain focused on sustained shareholder value even after exercising their stock options. This policy requires the Chief Executive Officer to hold the net shares received from stock option exercises for at least two years. The other Named Executive Officers must hold net shares for at least one year after exercise. The holding requirement does not apply to incentive plan awards that executives elect to take as stock options instead of cash or unrestricted stock.

Finally, to further align our executives with the interests of our shareholders, the Company’s Insider Trading Policy prohibits Named Executive Officers from pledging, collars, short sales, hedging investments and other derivative transactions involving Company stock. Purchases and sales of Company stock by Named Executive Officers can only be made during the one-month period following public earnings announcements or, if outside these window periods, with express permission from the Company’s Chief Legal Officer or in accordance with a previously established trading plan that meets SEC requirements.

The Company Emphasizes Pay for Performance

Our long-term success depends on outstanding financial and operational performance year after year. Therefore, the Committee ties approximately 75-80% of our senior executives’ compensation to the achievement of short and long-term goals, taking into consideration the individual’s impact on delivering those goals. If short-term and long-term financial and operational goals are not achieved, then performance-related compensation decreases. If goals are exceeded, then performance-related compensation increases.

In addition, we tie a significant portion of our executives’ compensation to the interests of P&G shareholders via performance of the Company’s stock price. We do this by awarding stock options, RSUs, and Company stock as a key component of total compensation. The result is that our executives always have a significant stake in the long-term success of the Company—just like other shareholders.

The charts below show that 88% of the Chief Executive Officer’s total compensation was performance-based and 69% of his total compensation was paid in stock, RSUs or stock options. On average, 77% of the other Named Executive Officers’ compensation was performance-based and 58% of their total compensation was paid in stock, RSUs or stock options. Tying pay to the Company’s and the individual’s performance, as well as to the Company’s stock price, motivates Company executives to drive superior business and financial performance for the long-term.

How is competitiveness established for executive compensation?

The Committee structures executive compensation so that total targeted annual cash and long-term compensation opportunities are competitive with the targets for comparable positions at 25 companies considered to be our peers (based on criteria described below) (“Peer Group”). The Committee sets targets for each element of compensation based on the same elements of compensation paid to those holding similar jobs at companies in our Peer Group, focusing on positions with similar management and revenue responsibility. The Committee uses a regression analysis to adjust for the differences in revenue size within the Peer Group. For the Chief Executive Officer’s compensation analysis, the Committee also reviews a regression analysis adjusting for the differences in market capitalization.

The Peer Group consists of companies that generally meet the following criteria:

•	Revenue comparable to the Company ($79 billion in fiscal year 2008-09) and/or market capitalization comparable to the Company (approximately $149 billion as of June 30, 2009);

■	Peer Group revenues range from $15 billion to $408 billion with a median of $62 billion; and

■	Peer Group market capitalization ranges from $25 billion to $300 billion with a median of $82 billion.

•	Compete with the Company in the marketplace for business and investment capital;

•	Compete with the Company for executive talent; and

•

Have generally similar pay models (we do not compare with financial services, insurance or gas and electric utility companies where the mix of pay elements or program structure is materially different).

Each year, the Committee evaluates and, if appropriate, updates the composition of the Peer Group to ensure it remains relevant and is not skewed by over-representation of any non-consumer products industry. Changes to the Peer Group are carefully considered and made infrequently to assure continuity from year to year. The Peer Group currently consists of the following companies unchanged from the prior year:

3M Altria Group AT&T Boeing Chevron	Coca-Cola Colgate-Palmolive ConocoPhillips Du Pont Exxon Mobil	General Electric Hewlett-Packard Home Depot IBM Johnson & Johnson	Kimberly-Clark Kraft Foods Lockheed Martin Merck PepsiCo	Pfizer Target United Technologies Verizon Communications Wal-Mart Stores

While the target total compensation for our Named Executive Officers is consistent with the target total compensation for our Peer Group, actual compensation varies depending on total Company, business unit and individual performance. This may result in substantial differences among the Named Executive Officers’ pay. Consistent with our principles to pay competitively and to pay for performance, the Committee does not set guidelines for the ratio of any one position’s pay to another.

The Committee has directed Frederic W. Cook & Co., its outside and independent compensation consultant, to advise it on various compensation matters, including peer group identification, competitive practices and trends, specific program design, and Committee actions with respect to principal officer compensation. Under the terms of its agreement with the Committee, Frederic W. Cook & Co. is prohibited from doing any other business for the Company or its management, and the Committee may contact Frederic W. Cook & Co. without any interaction from Company management. This is meant to ensure the independence of the Committee’s compensation consultant. Consistent with the terms of the Committee’s agreement with Frederic W. Cook & Co., the Committee has adopted a policy prohibiting any compensation consultant retained by the Committee from doing any other business for the Company or its management.

Company management uses a separate compensation consultant, Meridian Compensation Partners, LLC (formerly Hewitt Associates), to provide compensation advice, competitive survey analysis and other benchmark information related to trends and competitive practices in executive compensation.

Details regarding each element of executive compensation

Annual Cash Compensation

The Company’s annual cash compensation consists of base salary and annual bonus (“STAR”). We collect and analyze data from the Peer Group on the total annual cash compensation (base salary plus annual bonus target) for positions comparable to those at the Company. For each position, we set a target amount for both base salary and STAR, where the STAR Target is an amount payable as a percentage of annual base salary if all goals are met. The sum of the salary range midpoint and STAR target for each position is generally set at the target median annual cash compensation of our Peer Group for each position, adjusted for size using a regression analysis of Peer Group revenues.

Base Salary

Base salary provides a competitive fixed rate of pay, recognizing different levels of responsibility within the Company. Salaries are the basis for the other performance-driven programs discussed below, as well as the basis for retirement programs, executive group life insurance and certain benefits available to all employees. On July 1, 2009, concurrent with his appointment as President and Chief Executive Officer, Mr. McDonald’s salary was increased from $1,000,000 to $1,400,000 to more closely align his base salary with chief executive officers in the Peer Group after taking into account market data for recently appointed chief executive officers. Mr. Moeller’s salary was increased from $600,000 to $675,000 on July 1, 2009, to more closely align his salary with chief financial officers in the Peer Group after accounting for his limited tenure in that role. On January 1, 2010, each Vice Chairman received a salary increase to acknowledge both the breadth of their responsibilities and their individual performances in these roles. Mr. Panayotopoulos’ salary was increased from $910,000 to $985,000 and Messrs. Geissler, Shirley and Steele’s salaries were increased from $870,000 to $945,000.

STAR Annual Bonus

The STAR bonus program provides an incentive for approximately 14,000 senior managers to meet or exceed annual performance and business goals. The program primarily focuses on the achievement of individual business unit results, but includes a component that measures the performance of the Company as a whole. STAR Awards are generally paid in cash, but executives can elect to receive their awards in RSUs, stock options or deferred compensation.

STAR Awards are based on three factors: (1) STAR Target, (2) business unit performance, and (3) total Company performance. STAR Awards are calculated using the following formula:

STAR Target ($)	X	Business Unit Performance Factor (%)	X	Total Company Performance Factor (%)	=	STAR Award ($)

The basis for each element of the STAR Award is:

•

STAR Target—The Committee sets STAR Targets, expressed as a percentage of base salary for Named Executive Officers, based on the target annual bonus opportunities for similar positions at Peer Group companies after taking into account the total annual cash compensation for those positions. Based solely on that analysis, the Committee made each of the following decisions. The Chief Executive Officer’s STAR Target remained at 175% of base salary and the Chief Financial Officer’s STAR Target remained at 105%. The STAR Target for the Vice Chairman position increased from 90% to 105% to better reflect the current market data from the Peer Group for annual incentives of individuals holding similar positions.

•

Business Unit Performance Factor—The Business Unit Performance Factor for each business unit (“Business Unit”) is derived from a retrospective assessment of the qualitative and quantitative performance of the Business Unit against certain performance targets. Business Units include global product categories, regional market development organizations (“MDOs”) and corporate functions. The performance targets for each Business Unit vary, reflecting a variety of factors such as the different industries in which the Company’s businesses compete, their competitive position within those industries and their growth potential. The targets are determined based on the long-term goals in relation to each business’ role in the Company’s portfolio. The Committee carefully considers the metrics used to measure performance to minimize the risk of too much focus on one result to the detriment of building long-term shareholder value. Each Business Unit’s performance against these targets is discussed and evaluated by the Chief Executive Officer, the Chief Financial Officer and the Global Human Resources Officer. Based on their review, they provide a recommendation for each Business Unit Performance Factor to the Committee for review and approval. None of these officers participates in the determination or recommendation for any Business Unit Performance Factor that could impact his STAR Award. Each Business Unit Performance Factor is established after considering:

■

Quantitative measurements of top-line growth in volume, sales and market share, and bottom-line measures of profit, operating cash flow and operating total shareholder return (a cash flow return on investment model that measures sales growth, earnings growth and cash flow to determine the rate of return that a business earns); and

■

Qualitative measures which are retrospective assessments of performance relative to competitors, coordination and collaboration with other Company business units, the quality of business strategy and business model, the strength of the innovation program and the portfolio, and other considerations such as adherence to ethical standards and response to the external economic environment and unpredictable events like natural disasters.

The Business Unit Performance Factor for each business unit can range from 53% to 167% (with a target level of 100%). The Business Unit Performance Factor has a wide range and the greatest potential impact on the amount of each STAR Award.

Fiscal Year 2009-10 Results: The table that follows summarizes the primary responsibilities and inputs used to determine each Business Unit Performance Factor recommended to the Committee for each Named Executive Officer other than Messrs. McDonald and Moeller.

For Mr. Geissler, the Business Unit Performance Factor of 108% is based on the weighted average of the performance factors for the regional MDOs for which he is responsible. In fiscal year 2009-10, those organizations delivered organic sales growth of 4%, which was slightly above target, maintained market share for the year, and gained market share in more recent periods.

The Business Unit Performance Factor for Mr. Panayotopoulos was 135%. This reflects above target results for Global Household Care in organic sales growth, market share growth and earnings growth. This business delivered organic sales growth of 4%, slightly above target, strong market share growth in the second half of the fiscal year, and 12% earnings growth, which was also ahead of target.

For Mr. Shirley, the Business Unit Performance Factor of 90% reflects slightly below target results for Global Beauty & Grooming. Organic sales growth was 3%, consistent with target, but generally below competition. Earnings growth of 4% was below target, and the business experienced a slight decline in market share, with growth in more recent periods.

The Business Unit Performance Factor for Mr. Steele was 100%. This reflects organic sales growth of 2%, a slight decline in market share, and earnings growth of 6%, all of which were slightly below target. This also recognizes the outstanding execution and delivery on the divestiture of the Company’s global pharmaceuticals business.

Named Executive Officer	Role	Business Unit Responsibility	Business Unit Performance Factor Inputs	Business Unit Performance Factor (%)
Werner Geissler	Vice Chairman—Global Operations	•Asia MDO •CEEMEA MDO •Latin America MDO •North America MDO •Western Europe MDO	•Weighted average of performance factors for MDOs (country organizations and sales forces)	108%
E. Dimitri Panayotopoulos	Vice Chairman—Global Household Care	•Baby Care •Batteries •Fabric Care •Family Care •Home Care	•Weighted average of the Global Household Care businesses	135%
Edward D. Shirley	Vice Chairman—Global Beauty & Grooming	•Appliances •Female Beauty •Hair Care •Male Grooming •Prestige •Professional Salon	•Global Beauty & Grooming results	90%
Robert A. Steele	Vice Chairman—Global Health and Well-Being	•Feminine Care •Oral Care •Personal Health Care •Pet Care •Snacks	•Weighted average of the Global Health and Well-Being businesses	100%

•

Total Company Performance Factor—This factor is determined by equally weighting two measures against targets predetermined by the Committee: (1) organic sales growth, and (2) Core EPS growth. The Committee selected metrics that, in combination, encourage a balanced focus on both short and long-term results.

Organic sales growth: Organic sales growth measures the increase in Company sales versus year ago excluding the impact of acquisitions, divestitures and foreign exchange. The Committee includes organic sales growth in the total Company Performance Factor because it drives total shareholder return, is a tangible measure for which managers take ownership and is directly linked to the performance of each business. For fiscal year 2009-10, the organic sales growth target was 3%, which represents the upper end of the range of the Company’s initial external guidance for the fiscal year published in August 2009. The Committee reinforced its focus on the long-term by ensuring that this component of the Total Company Performance Factor could not pay out above target on this measure unless organic sales growth exceeded 5%, the midpoint of the Company’s long-term goal of 4% to 6%.

Core EPS growth: This measure is used in the STAR calculation because it assures continued Company alignment with shareholder interests. The target for Core EPS growth for fiscal year 2009-10 was 3%, which represented the upper end of the Company’s initial external guidance for the fiscal year published in August 2009 (which was adjusted for the dilution impact of the pharmaceuticals divestiture). The Committee reiterated its long-term focus by preventing payouts above target on this measure unless Core EPS grew above the Company’s previously announced long-term growth goal of 10%.

The Total Company Performance Factor can range from 80% to 130%, with a target level of 100%.

Fiscal Year 2009-10 Results: Organic sales growth for the Company was 3%, in-line with target, and Core EPS growth was above target at 6%. These two results are equally weighted and, when entered into a formula previously approved by the Committee, produced a Total Company Performance Factor of 100%, equal to target. Despite the fact that we met our organic sales growth goal and exceeded our goal for core earnings per share growth, this did not result in a Total Company Performance Factor of more than 100% because neither result exceeded the Company’s previously announced long-term goals.

The Committee retains the authority to make no STAR Award in a given year and the discretion to accept, modify or reject management’s recommendations for any or all employees, including the Named Executive Officers. For fiscal year 2009-10, the Committee accepted management’s recommendations and approved STAR Awards for eligible employees. The combined STAR performance factors resulted in a Company average STAR Award of 109% of STAR Target.

The following shows the actual STAR calculation and Committee-approved STAR Award for each Named Executive Officer:

STAR Annual Bonus

Named Executive Officer	STAR Target ($)	Total Company Performance Factor	Business Unit Performance Factor	STAR Award ($)	STAR Award as % of Target
Robert A. McDonald	2,450,000	Committee Decision Based on Performance		2,670,000	109%
Jon R. Moeller	708,750	Committee Decision Based on Performance		807,975	114%
Werner Geissler	992,250	100%	108%	1,071,630	108%
E. Dimitri Panayotopoulos	1,034,250	100%	135%	1,396,238	135%
Edward D. Shirley	992,250	100%	90%	893,025	90%
Robert A. Steele	992,250	100%	100%	992,250	100%

The STAR Awards approved by the Committee for Messrs. Geissler, Panayotopoulos, Shirley and Steele were calculated using the multiplicative formula described on page 30 of this proxy statement. The Committee reviewed the recommendations provided for the Business Unit Performance Factors and total STAR Awards and, after considering the performance of the total Company and each Business Unit, approved the above STAR Awards for each of these Named Executive Officers.

Because they evaluate and recommend Business Unit Performance Factors for the other Named Executive Officers, the STAR Awards for Messrs. McDonald and Moeller are determined separately and directly by the Committee. The Chief Executive Officer provides the Committee with a recommendation to assist with its evaluation and determination of Mr. Moeller’s STAR Award. That recommendation is based on his assessment of the performance of the Finance & Accounting Function, combined with the average of all Business Unit Performance Factors.

The Committee accepted Mr. McDonald’s recommendation for Mr. Moeller’s award in the amount of $807,975 which was equal to 114% of his STAR Target. Mr. McDonald’s recommendation reflects a Total Company Performance Factor of 100% and the average of (1) the Business Unit Performance Factor for the Finance & Accounting Function that Mr. Moeller leads, which was based on Mr. McDonald’s assessment of the function’s performance throughout the fiscal year, with input from each of the Company’s Vice Chairmen; and (2) the Company average of all Business Unit Performance Factors. The Committee concluded that basing 50% of Mr. Moeller’s Business Unit Performance Factor on the average of all Business Unit Performance Factors, and 50% on the performance of the Finance & Accounting Function, was appropriate given his role as Chief Financial Officer.

The Committee approved a STAR Award of $2,670,000 for Mr. McDonald which was equal to 109% of his STAR Target and in-line with the Company’s average STAR Award as a percent of target. The Committee determined that an award equivalent to the Company average was appropriate because it reflected Mr. McDonald’s leadership in the achievement of total Company results and his seamless transition to the Chief Executive Officer position.

Summary of Total Annual Cash Compensation

The total annual cash compensation for each of our Named Executive Officers for fiscal year 2009-10 is the sum of each officer’s base salary and STAR Award and reflects the scope and complexity of the business he leads. Mr. McDonald’s total annual cash compensation was $4,070,000, which was slightly below the size-adjusted median of actual annual cash compensation of chief executive officers in the Peer Group. The Committee believes this properly compensates Mr. McDonald because, despite his personal contributions to improving the Company’s business fundamentals, his steadfast leadership on the heels of a global recession and related financial crisis, and his seamless transition to the Chief Executive Officer role, he only recently completed his first year as Chief Executive Officer. We compare the annual cash compensation of the remaining Named Executive Officers to the median cash compensation of those holding similar roles in the Peer Group. The total annual cash compensation of these remaining officers was slightly above the market median and reflects the STAR Awards discussed on pages 30-33 of this proxy statement.

Long-Term Incentive Programs

Long-term incentive compensation comprises the majority of total compensation for senior executives and is paid through two programs—the Key Manager Stock Grant and the BGP incentive plan. The Committee establishes an annual target for total long-term compensation consistent with the target median, total long-term compensation of comparable positions at Peer Group companies regressed for revenue size. It then allocates this overall target into a target for each of the two programs. BGP targets are set first based on the senior executives’ salaries at the beginning of each BGP performance period. The targets for the Key Manager Stock Grant are then established by subtracting the amount of the BGP targets from the median total long-term compensation of similar positions in the Peer Group described above. Actual amounts earned depend upon Company and individual performance.

Key Manager Stock Grant

The Key Manager Stock Grant, which is paid in stock options and RSUs, focuses senior executives’ attention on the long-term performance of the Company and directly links executives’ interests to those of shareholders. Stock options are not exercisable (do not vest) until three years from the grant and expire ten years from the date of grant. RSUs deliver in shares five years from the date of grant. In addition to focusing executives on the long-term success of the Company, these restrictions enhance retention because employees who voluntarily resign from the Company during the specified periods prior to retirement forfeit their grants.

Once the Key Manager Stock Grant target is established based on Peer Group competitive data and the establishment of the BGP target, the Chief Executive Officer recommends specific grants to the Committee for each Named Executive Officer based on: (1) the prior year’s business results for which each Named Executive Officer is responsible; (2) the prior year’s Key Manager Stock Grant for each Named Executive Officer; (3) summaries of business results for each Business Unit for the current fiscal year; and (4) individual contributions by each Named Executive Officer, including that individual’s leadership skills. These recommendations can be up to 50% above or 50% below target. In exceptional cases, no grant will be awarded. The Committee retains full authority to accept, modify or reject these recommendations.

For fiscal year 2009-10, the Committee awarded the following grants to each of the Vice Chairmen: Mr. Geissler $2,654,409; Mr. Panayotopoulos $3,096,801; Mr. Shirley $1,839,423; and Mr. Steele $2,529,167. These grants were based on Mr. McDonald’s recommendation to increase each individual’s grant by the same amount over the previous year’s grant to reflect their leadership in delivering strong business results. This increase amounted to approximately $440,000 and is reflected in the values set forth above. Mr. Steele’s award reflects an additional amount of approximately $220,000 rewarding him for the successful negotiation and closing of the sale of the Company’s pharmaceuticals business. The Committee granted Mr. Moeller an award of $1,609,491, an increase of slightly more than $500,000, recognizing his strong performance as the Company’s Chief Financial Officer and bringing his long-term compensation more in-line with other chief financial officers in the Peer Group.

The Committee awarded Mr. McDonald a Key Manager Stock Grant of $8,403,188 based on total Company and individual performance as described on pages 40 to 41 of this proxy statement. For this year, the Committee allocated the award as 70% stock options and 30% RSUs.

Business Growth Program (“BGP”) Long-Term Incentive

BGP is the second component of the Company’s long-term incentive compensation for its senior executives. It focuses executives on the long-term goals most critical to the overall success of the Company. BGP compensation is contingent upon the achievement of specific Company growth objectives over a performance period. The current performance period incorporates the Company’s business objectives for the period beginning July 1, 2008 and ending on June 30, 2011 (“Performance Period”). In setting the performance metrics for the Performance Period, the Committee chose four key drivers of building shareholder value: organic sales growth, adjusted before tax operating profit, adjusted earnings per share growth and adjusted free cash flow productivity. Utilizing these individual drivers makes each metric more visible to participants, allowing them to focus on delivering each of these important long-term goals.

The BGP Awards are based on the Company’s performance in each of the following four performance categories. Performance is measured against the performance goals established by the Committee at the beginning of the Performance Period.

Performance Category	Description	Three-Year Goal
Organic Sales Growth	Sales growth that excludes the impact of acquisitions, divestitures and foreign exchange	5% compound annual growth
Adjusted Before Tax Operating Profit	Net sales, less the cost of product sold and less selling, general and administrative expense, after adjustments	9% compound annual growth
Adjusted EPS Growth	Diluted earnings per share growth, after adjustments	10% compound annual growth
Adjusted Free Cash Flow Productivity	Operating cash flow, less capital spending, divided by net earnings (after adjusting for impacts of pharmaceuticals divestiture)	95% annually

Basing BGP Awards on these four metrics encourages sound business decisions for the long-term health of the Company and minimizes the risk that participants over-emphasize one success measure to the detriment of others.

At the end of the Performance Period, the Committee determines the payout factor (“Payout Factor”) for each performance category by comparing the Company’s results to a sliding payout scale ranging from 0%-200%. Using this sliding scale to reward improvements in Company results, as opposed to “all or nothing” three-year goals, discourages participants from taking unnecessary risks to ensure a Final

Payment under the program. This aligns the interests of the Named Executive Officers with shareholders by encouraging participants to focus on the long-term performance of the Company over a multi-year period.

The target BGP Award for the three-year performance period is six times base salary for the Chief Executive Officer and three times base salary for the other Named Executive Officers. Target BGP Awards are based on the participant’s salary at the beginning of the Performance Period or when they enter the program. Because Mr. McDonald was elected Chief Executive Officer effective July 1, 2009, the Committee increased his target BGP Award consistent with his new role and salary for years two and three of the Performance Period.

The payout formula for the BGP Award is:

1/4 of Target x Organic Sales Payout Factor	+	1/4 of Target x Operating Profit Payout Factor	+	1/4 of Target x EPS Growth Payout Factor	+	1/4 of Target x Free Cash Flow Productivity Payout Factor

While the BGP payout formula is based on results at the end of the Performance Period, the Committee may make an Interim Payment at the end of year one for any performance category where Company results are on track to meet or exceed the three-year performance goals. At the end of year two, the Committee may make an Interim Payment for each performance category where the Company’s cumulative results for years one and two are on track to meet or exceed the three-year performance goals. For Interim Payments, the Payout Factor for each performance category is 0% if results are not on track and 100% if results are on track to meet or exceed the three-year performance goals. The total amount of any Interim Payment is calculated using these Payout Factors (0% or 100%) in the payout formula above to obtain a total, and then dividing this total by three (see footnote 2 to the BGP Interim Payment Summary table on the following page for adjustment to reflect Mr. McDonald’s promotion to Chief Executive Officer during the Performance Period). The Committee uses Interim Payments to even out compensation over the three-year period when performance is on track.

At the end of the Performance Period, the Final Payment of the BGP Award is calculated by inserting the applicable Payout Factors (from the 0%-200% payout scale) in the above payout formula to obtain a total, and then subtracting any Interim Payments made during the Performance Period. In the unlikely event that total Interim Payments exceed the amount of the BGP Award, the Committee will require repayment of any amount overpaid. The Committee may make adjustments for program participants who did not participate for the entire Performance Period and may make any necessary adjustments to the payments pursuant to program accounting guidelines. The Committee retains discretion to reduce or eliminate Final or Interim Payments if it determines that such payments are inconsistent with shareholders’ best interests and to change the duration of the Performance Period as appropriate.

Any Interim Payment is paid 75% in RSUs and 25% in cash, and any Final Payment is typically paid in cash. Participants may elect to receive RSUs or deferred compensation instead of cash. BGP RSUs deliver in shares following the end of the Performance Period. Paying a portion of BGP Awards in RSUs aligns participants with shareholder interests and promotes the retention of key top talent who will forfeit undelivered RSUs if they voluntarily resign.

Fiscal Year 2009-10 Results

After two years of the Performance Period, the Company was on track to meet or exceed the three-year performance goals set by the Committee in one out of the four performance categories—Adjusted Free Cash Flow Productivity. As a result, the Year two Interim Payment was  1/4 of  1/3 of the total BGP target award (see footnote 2 to the BGP Interim Payment Summary table below for adjustment related to Mr. McDonald’s promotion to Chief Executive Officer during the Performance Period) as set forth below:

Performance Category[1]	Target	Cumulative Results for FY 2008-09 and 2009-10	Payout Factor
Organic Sales Growth	+5%	3%	0%
Adjusted Before Tax Operating Profit Growth	+9%	1%[2]	0%
Adjusted EPS Growth	+10%	6%[3]	0%
Adjusted Free Cash Flow Productivity	95%	113%[4]	25%

[1]

Each of the performance categories listed below is defined pursuant to the compensation programs approved by the Committee at the beginning of the Performance Period. For the first three measures in this chart, which track growth, the cumulative results for FY 2008-09 and 2009-10 were calculated utilizing a simple geometric average of the annual growth rates.

[2]

Before tax operating profit growth from continuing operations excludes the impact of incremental restructuring costs to offset the dilutive impact of the sale of the coffee business in FY 2008-09 and the impact of reserves taken in FY 2009-10 for pending European legal matters.

[3]

Adjusted EPS growth is based on diluted net earnings per share adjusted to exclude certain items that we do not view to be part of our sustainable results. For FY 2007-08, the excluded items are net tax benefits related to certain significant adjustments to tax revenues in the U.S. and other countries. For FY 2008-09, the excluded items are the gain on the sale of the Company’s coffee business and the impact of incremental restructuring costs incurred to offset the dilutive impact of the sale of the coffee business. For FY 2009-10, the excluded items are the gains on the sale of the pharmaceuticals business, the earnings from that business prior to sale, charges taken for pending European legal matters and recently enacted legislation which changed the taxation of certain future retiree prescription drug subsidy payments in the U.S. Adjusted EPS growth for FY 2009-10 was measured against FY 2008-09 growth on a continuing operations basis excluding the impact of incremental restructuring costs to offset the dilutive impact of the sale of the coffee business in FY 2008-09.

[4]

Adjusted free cash flow productivity for fiscal year 2008-09 excludes the gain on the sale of the coffee business and incremental restructuring charges incurred to offset the dilutive impact of the coffee divestiture. Please see footnote 4 on page 23 of this proxy statement for information on adjusted free cash flow productivity calculations for FY 2009-10.

The chart below shows the three-year BGP Target and the second Interim Payment for each Named Executive Officer based on the results above.

BGP Interim Payment Summary

Named Executive Officer	Three-year BGP Target ($)		Interim Payment ($)
Robert A. McDonald	6,600,000	[1]	700,000[2]
Jon R. Moeller	1,800,000		150,000
Werner Geissler	2,610,000		217,500
E. Dimitri Panayotopoulos	2,730,000		227,500
Edward D. Shirley	2,220,000		185,000
Robert A. Steele	2,610,000		217,500

[1]	Target represents the sum of: (1) $1,000,000 (one year at 1x base salary as Chief Operating Officer), and (2) $5,600,000 (two years at 2x base salary as Chief Executive Officer).
[2]	Interim payment is based on Year 2 target of $2,800,000 (2x base salary).

Change in Performance Period

At the end of fiscal year 2009-10, the Committee re-evaluated BGP in light of the Committee’s compensation principles and objectives and concluded that it was in the best interests of shareholders to replace the program with a new, more competitive program. The Committee decided to adopt this new program beginning with the new fiscal year, thereby shortening the length of the current BGP Performance Period. This new long-term incentive program is described on page 43 of this proxy statement.

To calculate the Final Payment for the shortened two-year Performance Period, the Committee (1) reduced each participant’s BGP Target Award by 1/3; (2) applied the previously approved BGP sliding payout scale to establish a payout factor for each Performance Category based on the performance against goals to date; and (3) subtracted the value of the Interim Payments previously paid for fiscal years 2008-09 and 2009-10. The Performance Targets, cumulative results for fiscal years 2008-09 and 2009-10, and the Payout Factors for each Performance Category are set forth below:

Performance Category	Target	Cumulative Results for FY 2008-09 and 2009-10	Payout Factor
Organic Sales Growth	+5%	3%	2%
Adjusted Before Tax Operating Profit Growth	+9%	1%	0%
Adjusted EPS Growth	+10%	6%	0%
Adjusted Free Cash Flow Productivity	95%	113%	165%

The total BGP Award granted to each participant, after applying the payout factors set forth above, amounted to 42% of their reduced BGP Target Award—more than half of which had already been paid in Interim Payments at the end of fiscal years 2008-09 and 2009-10. The chart below shows the calculation of the Final Payment to be made to each Named Executive Officer after subtracting those Interim Payments. The Final Payment will be made in RSUs delivered in shares of the Company’s common stock in September 2011, the same date on which each participant would have received the Final Payment had the Committee not elected to change the duration of the Performance Period.

BGP Final Payment Summary

Named Executive Officer	Reduced Two-year Target	Two-year Award Calculation (Target x 42%)	2009 Interim Payment	2010 Interim Payment	Final Payment (Two-year Award Calculation minus Sum of Interim Payments)
Robert A. McDonald	3,800,000	1,596,000	250,000	700,000	646,000
Jon R. Moeller	1,200,000	504,000	150,000	150,000	204,000
Werner Geissler	1,740,000	730,800	217,500	217,500	295,800
E. Dimitri Panayotopoulos	1,820,000	764,400	227,500	227,500	309,400
Edward D. Shirley	1,480,000	621,600	185,000	185,000	251,600
Robert A. Steele	1,740,000	730,800	217,500	217,500	295,800

Summary of Total Long-Term Incentive Compensation

Our Named Executive Officers’ total long-term incentive compensation includes the Key Manager Stock Grant and any Interim Payments under BGP. Mr. McDonald’s total annualized long-term incentive compensation of $9,103,188 was below the Peer Group median and reflects his limited time in the Chief Executive Officer role and the considerations described on pages 40 to 41 of this proxy statement. On average, the other Named Executive Officers’ total long-term incentive compensation was below the Peer Group median for long-term incentive compensation for those holding comparable positions.

Special Equity Awards

On rare occasions, the Committee makes special equity grants in the form of restricted stock or RSUs to senior executives to assure retention of the talent necessary to manage the Company successfully or to recognize superior performance. There were no special equity awards granted by the Committee during fiscal year 2009-10 to Named Executive Officers.

Retirement Programs

The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan (PST) is the Company’s primary retirement program for U.S.-based employees. PST is a qualified defined contribution plan providing retirement benefits for full-time U.S. employees, including the Named Executive Officers. Under the PST program, the Company makes an annual contribution of Company stock to each participant’s PST account, upon which dividends are earned. The amount of the stock grant varies based upon individual base salaries and years of service.

Some participants in PST (including the Named Executive Officers) do not receive their full grant due to federal tax limitations and participate in the nonqualified PST Restoration Program. These individuals receive RSUs valued at an amount equal to the difference between the contribution made under PST and what would have otherwise been contributed under PST, but for the tax limitations. Participants are vested in their PST accounts after five years and their PST Restoration RSUs are forfeitable until they become eligible for retirement.

We are proud of the way PST and the PST Restoration Program have created ownership at all levels of our Company. We believe these programs continue to serve the Company and its shareholders well by focusing employees on the long-term success of the business. We do not have special executive retirement programs for our senior executives. Because the accumulation of retirement benefits for all other U.S. employees is dependent upon the Company’s stock price and PST contributions, we believe it is appropriate for the Named Executive Officers to share the same risk and reward.

For non U.S.-based employees, individual country plans provide retirement benefits. In addition, the Company offers the International Retirement Plan (“IRP”) and the Global International Retirement Arrangement which provide supplemental benefits to employees who work in multiple countries during their careers. Messrs. Geissler and Panayotopoulos participate in these programs.

Mr. Shirley was employed by The Gillette Company prior to the merger and participated in The Gillette Retirement Plan, a defined benefit plan covering full-time U.S. employees. The benefits in this plan were frozen as of December 31, 2007. Some participants in The Gillette Retirement Plan, including Mr. Shirley, would not receive their full pension benefits due to federal tax limitations and participate in the nonqualified Gillette Supplemental Retirement Plan. Similar to the PST Restoration Plan described above, the Gillette Supplemental Retirement Plan provides a benefit equal to the difference between the benefit provided under The Gillette Retirement Plan and the benefit that otherwise would have been provided by that plan, but for the tax limitations. In addition, Mr. Shirley participates in the Gillette

Employee Stock Ownership Plan, which is a qualified retirement plan allowing eligible participants to fund their participation in a Gillette retiree medical plan.

Executive Benefits

The Company provides certain other limited benefits to senior executives to fulfill particular business purposes. Benefits such as home security systems, secured workplace parking and an annual physical health examination are provided to safeguard Named Executive Officers. While Company aircraft are generally used for Company business only, for security reasons Mr. McDonald is required by the Board to use Company aircraft for all air travel, including personal travel. To increase executive efficiency, in limited circumstances, Named Executive Officers may travel to outside board meetings on Company aircraft, in which case the Company generally receives some reimbursement from the companies on whose boards our executives serve. In addition, if a Company aircraft flight is already scheduled for business purposes and can accommodate additional passengers, Named Executive Officers and their spouse/guests may join flights for personal travel. To the extent any travel on Company aircraft results in imputed income to the Named Executive Officer, the Company does not provide gross-up payments to cover the Named Executive Officer’s personal income tax due on such imputed income. We also reimburse Named Executive Officers for tax preparation and some financial counseling to minimize distractions and keep their attention focused on Company business and to assure accurate personal tax reporting. To remain competitive and retain our top executives, we offer executive group whole life insurance coverage (equal to base salary plus STAR Target). Finally, to further increase executive efficiency, we provide limited local transportation within Cincinnati.

In general, executive benefits make up a very small percentage of total compensation (less than 2%) for the Named Executive Officers. The Company does not gross-up payments to cover personal income taxes that may pertain to any of the executive benefits. The Committee reviews these arrangements regularly to assure they continue to fulfill business needs.

Chief Executive Officer Compensation

Mr. McDonald’s compensation is determined by the Committee using the same principles applied to all Company executives, focusing on supporting the business strategy, paying for performance and paying competitively. The Committee’s process for assessing Mr. McDonald’s compensation and performance is rigorous and objective, with standards based on what is important to the Company’s success. The entire process is supported by the Committee’s independent compensation consultant, Frederic W. Cook & Co. Mr. McDonald’s total compensation is linked directly to his personal contribution to the Company’s performance. Through STAR and BGP, his compensation is aligned with business strategies and focused on rewarding sustained, long-term growth in shareholder value.

Upon appointing Mr. McDonald to the role of Chief Executive Officer in 2009, the Committee analyzed the competitive market data and elected to set his total compensation for his first year as Chief Executive Officer below market when compared to chief executive officers at companies of similar size. The Committee believes that doing so would adequately compensate Mr. McDonald in his new role, but would also provide him with opportunities to significantly increase his compensation by consistently meeting and exceeding both Company and individual performance goals.

In evaluating Mr. McDonald’s individual performance during fiscal year 2009-10, the Committee considered his creation and deployment of a purpose-inspired growth strategy to touch more consumers’ lives, in more parts of the world, more completely. The Committee also considered each of the following:

•	Mr. McDonald’s seamless transition to the role of Chief Executive Officer

•	His leadership in renewing and executing the Company’s Objectives, Goals, Strategies and Measures

•

His personal contributions to improving the Company’s business fundamentals—including resuming organic sales growth sooner than anticipated, delivering against raised guidance expectations for organic sales and core earnings per share growth, delivering record free cash flow, improving productivity and reducing costs

•	His steadfast leadership on the heels of a financial crisis and global recession

•	External recognition of Mr. McDonald’s leadership and the Company’s continued leadership during his tenure, including notable positions on the lists of:

■	Fortune’s “Top Companies for Leaders”

■	Bloomberg Business Week / Hay Group’s “Twenty Best Companies for Leadership”

■	SymphonyIRI Group 2009 New Product Pacesetters: 5 of the top 10 Non-food brands

■	Fortune’s “Global Most Admired Companies”

■	Business Week’s “World’s Most Innovative Companies”

■	Barron’s “World’s Most Respected Companies List”

■	Global 100 Most Sustainable Corporations in the World

■	SymphonyIRI Group’s Outstanding Achievement Award

Before making decisions on each element of his total compensation, the Committee reviews a summary of all elements of Mr. McDonald’s total compensation, including base salary, STAR annual bonus, Key Manager Stock Grant, BGP incentive award, any special equity award, unrealized gains from stock options, restricted stock and RSUs, and the cost to the Company of all retirement programs, benefits and executive benefits. Based on its review of this summary and in consultation with its independent compensation consultant, the Committee determined that the individual compensation elements and Mr. McDonald’s total compensation were consistent with his performance.

In consideration of Company and personal performance and his total compensation relative to chief executive officers in the Peer Group, the Committee decided to move Mr. McDonald’s total compensation closer to the competitive market by increasing his base salary.

Additional Information

This additional information may assist the reader in better understanding the Company’s compensation practices and principles.

Role of the Chief Executive Officer in Setting Other Named Executive Officers’ Compensation

The Committee has broad authority over the compensation of the Company’s Named Executive Officers, including the review and evaluation of their total compensation. The Chief Executive Officer makes recommendations to the Committee regarding the annual cash and long-term incentive compensation of the Company’s Named Executive Officers (other than his own) based on Company performance, individual performance and input from the Company’s compensation consultant and the Committee’s independent compensation consultant. All final decisions regarding compensation for Named Executive Officers are made by the Committee.

Tax Gross-Ups

Generally, the Company does not increase payments to any employees, including Named Executive Officers, to cover non business-related personal income taxes. However, certain expatriate allowances,

relocation reimbursements and tax equalization payments are made to employees assigned to work outside their home countries, and the Company will cover the personal income taxes due on these items in accordance with expatriate policy. In addition, from time to time, the Company may be required to pay personal income taxes for certain separating executives hired through acquisitions in conjunction with contractual obligations.

Governing Plans, Timing and Pricing of Stock-Based Grants

All grants of stock options, restricted stock and/or RSUs made after October 13, 2009, are made under The Procter & Gamble 2009 Stock and Incentive Compensation Plan (as amended) (“2009 Plan”). The 2009 Plan was approved by Company shareholders at the October 13, 2009, annual shareholders’ meeting. Previous grants were made under The Procter & Gamble 2001 Stock and Incentive Compensation Plan (as amended) (“2001 Plan”) and The Gillette Company 2004 Long-Term Incentive Plan (“2004 Gillette Plan”). The 2001 Plan was approved by Company shareholders. The 2004 Gillette Plan was approved by Gillette shareholders and adopted by the Company in 2005 as part of our merger with The Gillette Company.

The 2009 Plan contains a “second trigger” vesting provision which limits accelerated vesting to involuntary terminations of employment for reasons other than cause and for terminations of employment for good reason when equity awards are assumed as part of a change in control.

With the exception of any Special Equity Awards discussed on page 39 of this proxy statement, the Company grants stock, RSUs and stock options on dates that are consistent from year to year. If the Committee changes a grant date, it is done in advance and only after careful review and discussion. The Company has never repriced stock options and is not permitted to do so without prior shareholder approval.

We use the closing price of the Company’s stock on the date of grant to determine the grant price for executive compensation awards. However, because PST uses the value of shares based on the average price of Company stock for the last five days in June, the grants of RSUs made under the PST Restoration Program and IRP follow this same grant price practice. The pre-established grant dates for the programs are as follows: PST Restoration and IRP, first Thursday in August; STAR and BGP, last business day on or before September 15; and Key Manager Stock Grants, last business day of February (and, if necessary for corrections, on the last business day on or before May 9).

Recoupment & Clawback

The Committee adopted the Senior Executive Officer Recoupment Policy that permits the Company to recoup or “claw back” STAR or BGP payments made to executives in the event of a significant restatement of financial results for any reason. This authority is in addition to the Committee’s authority under the 2001 Plan and the 2009 Plan to suspend or terminate any outstanding stock option if the Committee determines that the participant violated certain plan provisions. Moreover, the 2009 Plan has a clawback provision that allows the Company to recover certain proceeds from option exercises or delivery of shares if the participant violates certain plan provisions.

Deferred Compensation Plan

The Procter & Gamble Company Executive Deferred Compensation Plan (“EDCP”) allows executives to defer receipt of up to 100% of their STAR annual bonus, up to 25% of their Interim Payments under BGP, and/or up to 50% of their annual base salary. Executives may also elect to convert a portion of their PST Restoration RSUs into notional cash contributions to the EDCP with investment choices that mirror those available to all U.S. employees who participate in the Company’s 401(k) plan. No above-market or preferential interest is credited on deferred compensation, as those terms are defined by the SEC.

Tax Treatment of Certain Compensation

Section 162(m) of the Internal Revenue Code limits the Company deductibility of executive compensation paid to certain Named Executive Officers to $1,000,000 per year, but contains an exception for certain performance-based compensation.

For fiscal year 2009-10, awards granted under the STAR, Key Manager and BGP programs satisfied the performance-based requirements for deductible compensation. The Committee approved award pools for STAR and BGP based on net earnings with a maximum portion of each pool set for each of the Named Executive Officers subject to Section 162(m). The Committee then used its discretion to determine STAR Awards and BGP payments based on Company and business results. Each of the amounts approved for Named Executive Officers subject to Section 162(m) were below the maximums established, and are therefore deductible by the Company.

Company deductibility of compensation was taken into account by the Committee when setting compensation levels for current Named Executive Officers. While the Committee’s general policy is to preserve the deductibility of compensation paid to the Named Executive Officers, the Committee nevertheless authorizes payments that might not be deductible if it believes they are in the best interests of the Company and its shareholders. The Committee determined that it was appropriate to pay Mr. McDonald a competitive base salary of $1,400,000, although $400,000 was not deductible by the Company. In addition, in certain years individuals may receive non-deductible payments resulting from awards made prior to becoming a Named Executive Officer.

2010-11 Executive Compensation Changes

The Committee reviewed the competitiveness of total annual cash compensation for the Named Executive Officers at its June 8, 2010, meeting. The Committee increased Mr. McDonald’s base salary to $1,600,000 and Mr. Moeller’s base salary to $750,000 for the upcoming year. These increases were effective July 1, 2010, and were designed to bring their respective annual cash compensation closer to the median of our Peer Group when regressed for revenue size.

On August 10, 2010, the Committee approved a new long-term incentive program to replace BGP—the Performance Stock Program (“PSP”). This new plan will continue to focus on the four performance categories that the Committee believes are the most critical for creating long-term shareholder value (organic sales growth, core earnings per share growth, before tax operating profit growth and free cash flow productivity), but it includes several new features that are more consistent with the Committee’s principles and objectives of paying for performance, supporting the business strategy and driving superior business results. These new features include: annual grants with overlapping performance periods, the elimination of interim payments, payment entirely in performance-vested equity rather than cash, and more precise performance goals tied to our performance versus peer companies. The PSP is also better aligned with the best practices of our Peer Group as most of the Peer Group companies have similar long-term incentive programs.

Under the PSP, the Committee will grant each participant Performance Share Units (“PSUs”) that will be earned over a three-year performance period which begins each year on July 1st, with the first period beginning July 1, 2010. The number of PSUs granted to each participant will be based on the target long-term incentive compensation for individuals in similar positions within our Peer Group after adjusting for the Company’s other long-term incentive program (Key Manager Stock Grant). The PSUs will vest at the end of the performance period, and the number of PSUs that vest will range from 0-200% of the initial PSU grant based on the Company’s results against performance goals in each of the four categories listed above. If the Company performs at target, then 100% of the PSUs will vest. Once vested, PSUs will be paid in shares of the Company’s common stock distributed to participants following the performance period.

Executive Compensation

The following tables, footnotes, and narratives found on pages 44 to 59 provide information regarding the compensation, benefits, and equity holdings in the Company for the Named Executive Officers. The tables reflect each Named Executive Officer’s title as of June 30, 2010.

Summary Compensation

The following table and footnotes provide information regarding the compensation of the Named Executive Officers for the fiscal years shown. The numbers reported below for each fiscal year reflect the new reporting requirements adopted by the SEC effective February 28, 2010.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus[1] ($)	Stock Awards[2] ($)	Option Awards[3] ($)	Non- Equity Incentive Plan Com- pensation[4] ($)	Change in Pension Value and Nonqualified Deferred Com- pensation Earnings[5] ($)	All Other Com- pensation[6] ($)	Total ($)
Robert A. McDonald Chairman of the Board, President and Chief Executive Officer	2009-10	1,400,000	2,670,000	2,956,724	5,616,469	175,000	0	297,035	13,115,228
	2008-09	1,000,000	1,125,000	3,020,056	3,822,401	62,500	0	160,986	9,190,943
	2007-08	1,000,000	1,640,619	151,312	4,280,511	151,515	0	350,179	7,574,136

Jon R. Moeller Chief Financial Officer	2009-10	675,000	807,975	516,146	1,161,306	37,500	0	59,634	3,257,561
	2008-09	550,000	388,800	943,153	1,122,840	37,500	0	53,379	3,095,672
Werner Geissler Vice Chairman—Global Operations	2009-10	907,500	1,071,630	141,311	2,654,409	54,375	772,000	78,083	5,679,308
	2008-09	870,000	632,664	2,830,119	1,194,511	54,375	81,000	2,084,678	7,747,347

E. Dimitri Panayotopoulos Vice Chairman—Global Household Care	2009-10	947,500	1,396,238	150,140	3,096,801	56,875	601,000	94,923	6,343,477
	2008-09	910,000	792,792	1,531,376	2,866,803	56,875	0	655,446	6,813,292
	2007-08	910,000	1,313,164	179,063	3,179,824	133,200	0	2,241,145	7,956,396
Edward D. Shirley Vice Chairman—Global Beauty & Grooming	2009-10	907,500	893,025	603,792	1,327,204	46,250	1,168,000	65,683	5,011,454

Robert A. Steele Vice Chairman—Global Health and Well Being	2009-10	907,500	992,250	845,577	1,824,901	54,375	0	65,741	4,690,344

[1]

For FY 2009-10, Bonus reflects 2009-10 STAR Awards made in the form of cash or deferred compensation that will be paid on September 15, 2010 or in the form of stock options that will be granted on September 15, 2010. Each Named Executive Officer can elect to take his STAR Award in cash, deferred compensation, RSUs or stock options. For FY 2009-10, each Named Executive Officer elected 100% cash except Mr. Geissler, who elected 100% stock options and Mr. Steele, who elected 70% cash and 30% stock options. The grant date fair value of any stock options taken in lieu of cash will be reported in the Grants of Plan Based Awards table in the Company’s proxy statement for FY 2010-11.

[2]

For FY 2009-10, Stock Awards include the grant date fair value of any PST Restoration Program awards and IRP awards granted during the fiscal year. For Messrs. McDonald, Moeller, Shirley and Steele, 2009-10 Stock Awards also includes the grant date fair value of RSUs granted in February 2010 under the Key Manager Stock Grant. The fair value of these awards is determined in accordance with FASB ASC Topic 718. For RSUs granted under the Key Manager Stock Grant, executives must remain employed for six months after the grant date to retain the RSUs (“retention period”), and the RSUs vest five years from the grant date (“vesting period”). Pursuant to SEC rules, the amounts shown exclude the impact of forfeitures related to service-based vesting conditions. Please see Note 7 to the Consolidated Financial Statements contained in the Company’s 2010 Annual Report for more information.

[3]

Option Awards for FY 2009-10 include the grant date fair value of each Key Manager Stock Grant, determined in accordance with FASB ASC Topic 718. Executives must remain employed for six months after the date of a Key Manager Stock Grant in order to retain these stock options (“retention period”) and these option grants vest three years from the date of grant (“vesting period”). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the assumptions made in the valuation for the current year awards reflected in this column, please see Note 7 to the Consolidated Financial Statements contained in the Company’s 2010 Annual Report. For information on the valuation assumptions with respect to grants made in prior fiscal years, please see the corresponding note to the Consolidated Financial Statements contained in the Company’s Annual Report in the respective fiscal year.

[4]

Non-Equity Incentive Plan Compensation for FY 2009-10 includes any portion of the 2009-10 BGP Interim Payment earned in the fiscal year that was designated to be paid in cash, regardless of the form of payment elected by the individual Named Executive Officer. All Named Executive Officers except for Mr. Geissler elected cash for this 25% of their 2009-10 BGP Interim Payment. Mr. Geissler elected to take RSUs.

[5]

This column reflects aggregate changes in the actuarial present value of Messrs. Geissler’s, Panayotopoulos’ and Shirley’s pension benefits under all defined benefit and actuarial pension plans. The increase in actuarial present value was largely the result of significantly lower discount rates used to determine the actuarial present value of these benefits when compared to last year. None of the other Named Executive Officers has a pension plan. None of the Named Executive Officers had above-market earnings on deferred compensation.

[6]	Please see the table below for information on the numbers that comprise the All Other Compensation column.

All Other Compensation

Name	Year	Retirement Plan Contri- butions[i] ($)	Executive Group Life Insuranceii ($)	Flexible Compensation Program Contributionsiii ($)	Expatriate, Relocation and Tax Equalization Paymentsiv ($)	Executive Benefits[v] ($)	Totalvi ($)
Robert A. McDonald	2009-10 2008-09 2007-08	52,710 50,347 49,052	6,058 3,888 3,037	4,750 4,550 4,450	0 85,546 274,925	233,517 16,655 18,715	297,035 160,986 350,179
Jon R. Moeller	2009-10 2008-09	52,710 48,405	1,710 999	3,563 3,975	0 0	1,651 0	59,634 53,379
Werner Geissler	2009-10 2008-09	52,710 50,347	3,240 2,918	4,750 4,550	10,115 2,016,249	7,268 10,614	78,083 2,084,678
E. Dimitri Panayotopoulos	2009-10 2008-09 2007-08	52,710 50,347 33,065	4,106 3,743 3,046	4,750 4,550 4,450	6,520 573,298 2,183,852	26,837 23,508 16,732	94,923 655,446 2,241,145
Edward D. Shirley	2009-10	42,851	5,266	4,750	0	12,816	65,683
Robert A. Steele	2009-10	52,710	2,670	4,750	0	5,611	65,741

[i]

Amounts contributed by the Company pursuant to PST, a qualified defined contribution plan providing retirement benefits for U.S.-based employees. Named Executive Officers also receive contributions in the form of RSU grants pursuant to the PST Restoration Program or IRP, each nonqualified defined contribution plans. These awards are included in the Stock Awards column of the Summary Compensation Table.

ii

Under the Executive Group Life Insurance Program (“EGLIP”), the Company offers key executives who have substantially contributed to the success and development of the business and upon whom the future of the Company chiefly depends, life insurance coverage equal to salary plus their STAR target. These policies are owned by the Company. Because premium payments are returned to the Company when the benefit is paid out, we believe the annual premiums paid by the Company overstate the Company’s true cost of providing this life insurance benefit. Accordingly, the amounts shown in the table are an average based on Internal Revenue Service tables used to value the term cost of such coverage for calendar year 2009 and calendar year 2010, which reflect what it would cost the executive to obtain the same coverage in a term life insurance policy. The average of the two calendar years was used because fiscal year data is not available. The average of the dollar value of the premiums actually paid by the Company in calendar years 2009 and 2010 under these policies were as follows: Mr. McDonald, $91,395; Mr. Moeller, $23,486; Mr. Geissler, $45,135; Mr. Panayotopoulos, $47,407; Mr. Shirley, $7,613; Mr. Steele, $37,640. This program is in addition to any other Company-provided group life insurance in which a Named Executive Officer may enroll that is also available to all employees on the same basis.

iii

Flexible Compensation Program Contributions are given to U.S.-based employees in the form of credits to pay for coverage in a number of benefit plans including, but not limited to, medical insurance and additional life insurance. Employees may also receive unused credits as cash. Credits are earned based on PST years of service.

iv

The amounts shown for the current year are for fees paid by the Company for services provided to assist these executives with issues related to their work permits and/or visa status and for storage and delivery fees associated with past expatriate assignments. Amounts reported for previous years represent tax equalization payments made by the Company to cover incremental taxes required to be paid in certain countries in connection with employees’ current and/or prior expatriate assignments. Mr. McDonald’s tax equalization payments resulted from previous assignments in Belgium and Japan. Messrs. Geissler’s and Panayotopoulos’ tax equalization payments resulted from their respective prior expatriate assignments in Switzerland.

[v]

The Named Executive Officers are entitled to the following personal benefits: financial counseling (including tax preparation), an annual physical examination, occasional use of a Company car, secure workplace parking and home security and monitoring. While Company aircraft is generally used for Company business only, Mr. McDonald is required to use Company aircraft for all air travel, including travel to outside board meetings and personal travel, pursuant to the Company’s executive security program established by the Board of Directors. While traveling on Company aircraft, Mr. McDonald may bring a limited number of guests (spouse, family member or similar guest) to accompany him. The aggregate incremental aircraft usage costs associated with Mr. McDonald’s personal use of Company aircraft, including the costs associated with travel to outside board meetings not fully reimbursed by the other company, were $223,620 for FY 2009-10 and are included in the total above. Messrs. Moeller, Geissler, Panayotopoulos, Shirley and Steele are permitted to use the Company aircraft for travel to outside board meetings and, if the Company aircraft is already scheduled for business purposes and can accommodate additional passengers, may use it for personal travel and guest accompaniment. Each of the Named Executive Officers utilized the Company aircraft for personal travel and/or guest accompaniment when the aircraft was scheduled for business purposes, but there was no incremental cost to the Company associated with these trips. In addition, the Company holds two or three senior management meetings per year, where the Company allows each executive to bring a guest. In some of these cases, the guest travel costs may be considered incremental or may involve commercial flights. For these meetings, the Company incurred costs associated with providing minor commemorative items, sightseeing and other similar activities for both the executive and the guest. The incremental costs to the Company for these benefits, other than use of Company aircraft, are the actual costs or charges incurred by the Company for the benefits. The incremental cost to the Company for use of the Company aircraft is calculated by using an hourly rate for each flight hour. The hourly rate is based on the variable operational costs of each flight, including fuel, maintenance, flight crew travel expense, catering, communications and fees, including flight planning, ground handling and landing permits. For any flights that involved mixed personal and business usage, any personal usage hours that exceed the business usage are utilized to determine the incremental cost to the Company.

vi

This total does not reflect a charitable donation of $10,000 made by the Company to the Children’s Safe Drinking Water Program on behalf of the Company’s Global Leadership Council, of which each Named Executive Officer is a member. This donation was funded from general corporate assets, and the Named Executive Officers derive no financial benefits from this donation because this charitable deduction accrues solely to the Company.

The material factors necessary for an understanding of the compensation detailed in the above two tables are further described in the Compensation Discussion and Analysis section of this proxy statement.

Grants of Plan-Based Awards

The following table and footnotes provide information regarding grants of equity under Company plans made to the Named Executive Officers during fiscal year 2009-10. Note, however, that consistent with the SEC’s new rules regarding treatment of equity awards subject to performance conditions, the table below will not reflect any RSUs awarded as Interim or Final Payments pursuant to BGP. The threshold, target and maximum payouts for the equity component of BGP can be found in the Company’s fiscal year 2008-09 proxy statement.

Grants of Plan-Based Awards Table

Name	Grant Date	Compensation & Leadership Development Committee Action Date[1]	Plan Name[2]	All Other Stock Awards: Number of Shares or Stock Units (#)	All Other Option Awards Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards[3] ($ per share)	Grant Date Fair Value of Stock and Option Awards[4] ($)

Robert A. McDonald	02/26/2010	02/09/2010	Key Manager Options[5]	n/a	401,247	63.28	5,616,469
	02/26/2010	02/09/2010	Key Manager RSUs[6]	49,133	n/a	n/a	2,786,719
	08/06/2009	04/14/2009	PST Restoration RSUs[7]	3,312	n/a	n/a	170,005
Jon R. Moeller	02/26/2010	02/09/2010	Key Manager Options[5]	n/a	82,965	63.28	1,161,306
	02/26/2010	02/09/2010	Key Manager RSUs[6]	7,902	n/a	n/a	448,185
	08/06/2009	04/14/2009	PST Restoration RSUs[8]	1,324	n/a	n/a	67,961
Werner Geissler	02/26/2010	02/09/2010	Key Manager Options[5]	n/a	189,634	63.28	2,654,409
	08/06/2009	04/14/2009	PST Restoration RSUs[7]	2,753	n/a	n/a	141,311
E. Dimitri Panayotopoulos	02/26/2010	02/09/2010	Key Manager Options[5]	n/a	221,239	63.28	3,096,801
	08/06/2009	04/14/2009	PST Restoration RSUs[7]	2,925	n/a	n/a	150,140
Edward D. Shirley	02/26/2010	02/09/2010	Key Manager Options[5]	n/a	94,817	63.28	1,327,204
	02/26/2010	02/09/2010	Key Manager RSUs[6]	9,031	n/a	n/a	512,219
	08/06/2009	04/14/2009	PST Restoration RSUs[8]	1,784	n/a	n/a	91,573
Robert A. Steele	02/26/2010	02/09/2010	Key Manager Options[5]	n/a	130,373	63.28	1,824,901
	02/26/2010	02/09/2010	Key Manager RSUs[6]	12,417	n/a	n/a	704,266
	08/06/2009	04/14/2009	PST Restoration RSUs[7]	2,753	n/a	n/a	141,311

[1]	Grant dates for equity awards are consistent from year to year, as described on page 42 of this proxy statement.
[2]

For awards granted under the PST Restoration Program and IRP, dividend equivalents are earned at the same rate as dividends paid on the Company’s common stock. All references below to delivery of RSUs in shares reflect the current election of the Named Executive Officer and may be changed at a later date, subject to applicable tax rules and regulations.

[3]	The options granted were awarded using the closing price of the Company stock on the date of grant.
[4]	This column reflects the grant date fair value of each award computed in accordance with FASB ASC Topic 718.
[5]	These options are forfeitable until the later of retirement eligibility or six months after the grant date, vest on February 26, 2013, and expire February 26, 2020.
[6]	These units are forfeitable until the later of retirement eligibility or six months after the grant date and will deliver in shares on February 26, 2015.
[7]	These units will deliver in shares one year following retirement.
[8]	These units are forfeitable until Messrs. Moeller and Shirley are eligible for retirement, and will deliver in shares one year following such retirement.

Outstanding Equity at Fiscal Year-End

The following table and footnotes provide information regarding unexercised stock options and stock awards that have not yet vested as of the end of fiscal year 2009-10.

Outstanding Equity at Fiscal Year-End Table

		Option Awards					Stock Awards
Name	Grant Date[1]	Number of Securities Underlying Unexercised Options Exercisable[2] (#)		Number of Securities Underlying Unexercised Options Unexercisable[2] (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested[3] (#)	Market Value of Shares or Units That Have Not Vested[4] ($)
Robert A. McDonald	02/26/1999	14,886			44.2656	02/26/2014
	09/15/1999	46,256			49.4759	09/15/2014
	07/10/2000	20,256			27.4459	07/10/2015
	09/15/2000	161,204			31.0118	09/15/2015
	09/24/2001	154,210	(1)		34.5688	09/24/2016
	09/13/2002	161,034			45.6625	09/13/2012
	09/15/2003	28,284			45.9700	09/15/2013
	02/27/2004	223,672			51.4150	02/27/2014
	02/28/2005	158,597			53.5950	02/28/2015
	08/04/2005						3,265	195,835
	12/01/2005						15,319	918,834
	02/28/2006	140,496			60.5000	02/28/2016
	08/03/2006						2,964	177,781
	02/28/2007	160,656			63.4900	02/28/2017
	08/02/2007						871	52,243
	09/14/2007						10,766	645,745	(9)
	02/29/2008			264,431	66.1800	02/28/2018
	08/07/2008						2,741	164,405
	09/15/2008						2,096	125,718	(11)
	02/27/2009			332,157	48.1700	02/27/2019
	08/06/2009						3,229	193,675
	09/15/2009						3,295	197,634	(14)
	02/26/2010			401,247	63.2800	02/26/2020
	02/26/2010						49,133	2,946,997
Jon R. Moeller	02/26/1999	2,016			44.2656	02/26/2014
	07/01/1999	832			43.2423	07/01/2014
	09/15/1999	7,528			49.4759	09/15/2014
	02/27/2004	37,722			51.4150	02/27/2014
	02/28/2005	43,474			53.5950	02/28/2015
	08/04/2005						414	24,832
	12/01/2005						265	15,895
	02/28/2006	43,665			60.5000	02/28/2016
	08/03/2006						525	31,490
	10/10/2006						8,015	480,740	(7)
	02/28/2007	58,720			63.4900	02/28/2017
	08/02/2007						590	35,388
	02/29/2008			56,709	66.1800	02/28/2018
	08/07/2008						729	43,725
	02/27/2009			97,572	48.1700	02/27/2019
	08/06/2009						1,353	81,153
	09/15/2009						2,090	125,358	(14)
	02/26/2010			82,965	63.2800	02/26/2020
	02/26/2010						7,902	473,962

		Option Awards					Stock Awards
Name	Grant Date[1]	Number of Securities Underlying Unexercised Options Exercisable[2] (#)		Number of Securities Underlying Unexercised Options Unexercisable[2] (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested[3] (#)	Market Value of Shares or Units That Have Not Vested[4] ($)
Werner Geissler	02/26/1999	14,626			44.2656	02/26/2014
	07/09/1999	5,540			42.7329	07/09/2014
	09/15/1999	43,786			49.4759	09/15/2014
	07/10/2000	14,378			27.4459	07/10/2015
	09/15/2000	116,148			31.0118	09/15/2015
	09/24/2001	101,260	(2)		34.5688	09/24/2016
	09/13/2002	54,750			45.6625	09/13/2012
	02/27/2004	92,388			51.4150	02/27/2014
	09/15/2004						30,998	1,859,260	(3)
	02/28/2005	69,970			53.5950	02/28/2015
	08/04/2005						4,107	246,338
	09/15/2005						27,190	1,630,856	(5)
	12/01/2005						4,247	254,735
	02/28/2006	70,248			60.5000	02/28/2016
	08/03/2006						2,519	151,090
	09/15/2006						17,272	1,035,975
	10/10/2006						17,632	1,057,567	(8)
	02/28/2007	94,504			63.4900	02/28/2017
	08/02/2007						970	58,181
	09/14/2007						13,233	793,715	(10)
	02/29/2008			113,328	66.1800	02/28/2018
	02/29/2008						10,133	607,777
	08/07/2008						2,265	135,855
	09/15/2008						1,302	78,094	(12)
	09/15/2008						1,302	78,094	(13)
	01/13/2009						1,479	88,710
	02/27/2009			103,800	48.1700	02/27/2019
	02/27/2009						27,841	1,669,903
	08/06/2009						2,637	158,167
	09/15/2009						2,838	170,223	(15)
	02/26/2010			189,634	63.2800	02/26/2020
E. Dimitri Panayotopoulos	02/26/1999	26,194			44.2656	02/26/2014
	07/01/1999	13,860			43.2423	07/01/2014
	07/09/1999	9,834			42.7329	07/09/2014
	09/15/1999	64,574			49.4759	09/15/2014
	07/10/2000	28,516			27.4459	07/10/2015
	09/15/2000	179,206			31.0118	09/15/2015
	09/24/2001	202,644	(2)		34.5688	09/24/2016
	09/13/2002	163,464			45.6625	09/13/2012
	09/15/2003	55,758			45.9700	09/15/2013
	02/27/2004	143,442			51.4150	02/27/2014
	09/15/2004	44,253			56.5150	09/15/2014
	02/28/2005	111,951			53.5950	02/28/2015
	08/04/2005						3,455	207,231
	09/15/2005	30,531			55.4050	09/15/2015
	12/01/2005						21,856	1,310,923
	02/28/2006	103,306			60.5000	02/28/2016
	05/01/2006						17,178	1,030,336
	08/03/2006						3,364	201,773
	09/15/2006	46,314			61.3250	09/15/2016
	02/28/2007	118,129			63.4900	02/28/2017
	08/02/2007						3,052	183,059
	09/14/2007						9,431	565,671	(9)
	09/14/2007			45,198	67.8100	09/14/2017
	02/29/2008			166,214	66.1800	02/28/2018
	05/09/2008			30,671	65.2100	05/09/2018
	08/07/2008						2,679	160,686
	09/15/2008						1,823	109,344	(11)
	02/27/2009			249,118	48.1700	02/27/2019
	08/06/2009						2,826	169,503
	09/15/2009						2,968	178,021	(14)
	02/26/2010			221,239	63.2800	02/26/2020

		Option Awards					Stock Awards
Name	Grant Date[1]	Number of Securities Underlying Unexercised Options Exercisable[2] (#)		Number of Securities Underlying Unexercised Options Unexercisable[2] (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested[3] (#)	Market Value of Shares or Units That Have Not Vested[4] ($)
Edward D. Shirley	06/20/2002	85,010			36.4923	06/20/2012
	06/17/2004	87,750			44.2051	06/17/2014
	06/16/2005	70,200			53.2923	06/16/2015
	02/28/2006	45,000			60.5000	02/28/2016
	02/28/2007	55,127			63.4900	02/28/2017
	09/14/2007						6,078	364,558	(9)
	02/29/2008			35,887	66.1800	02/28/2018
	02/29/2008						10,254	615,035
	08/07/2008						287	17,214
	09/15/2008						1,218	73,056	(13)
	02/27/2009			93,420	48.1700	02/27/2019
	02/27/2009						8,898	533,702
	08/06/2009						1,823	109,344
	09/15/2009						2,577	154,568	(14)
	02/26/2010			94,817	63.2800	02/26/2020
	02/26/2010						9,031	541,679
Robert A. Steele	02/26/1999	10,074			44.2656	02/26/2014
	09/15/1999	23,886			49.4759	09/15/2014
	09/15/2000	64,500			31.0118	09/15/2015
	09/24/2001	94,028	(2)		34.5688	09/24/2016
	09/13/2002	82,126			45.6625	09/13/2012
	02/27/2004	116,700			51.4150	02/27/2014
	09/15/2004	8,262			56.5150	09/15/2014
	09/15/2004						14,291	857,174	(4)
	02/28/2005	93,293			53.5950	02/28/2015
	08/04/2005						1,901	114,022
	09/15/2005						11,362	681,493	(6)
	12/01/2005						9,850	590,803
	02/28/2006	82,645			60.5000	02/28/2016
	08/03/2006						1,972	118,281
	09/15/2006						9,703	581,986
	02/28/2007	94,504			63.4900	02/28/2017
	08/02/2007						1,909	114,502
	09/14/2007			8,667	67.8100	09/14/2017
	09/14/2007						8,022	481,160	(9)
	02/29/2008			90,662	66.1800	02/28/2018
	02/29/2008						8,635	517,927
	08/07/2008						2,393	143,532
	09/15/2008						1,607	96,388	(13)
	02/27/2009			83,040	48.1700	02/27/2019
	02/27/2009						23,726	1,423,085
	08/06/2009						2,813	168,724
	09/15/2009			4,417	55.0300	09/15/2019
	09/15/2009						3,030	181,739	(14)
	02/26/2010			130,373	63.2800	02/26/2020
	02/26/2010						12,417	744,772

[1]

On December 1, 2005, the Company converted all outstanding retirement restricted stock to RSUs that are deliverable in shares one year following retirement. The numbers contained in this table for December 1, 2005, reflect this conversion. They do not represent an incremental grant of stock awards on that date.

[2]	The following provides details regarding the vesting date for each of the option grants included in the table. The Vest Date indicates the date the options become exercisable.

Option Awards
	Grant Date	Vest Date	Grant Date	Vest Date
	02/26/1999	02/26/2002	09/15/2004	09/15/2007
	07/01/1999	07/01/2002	02/28/2005	02/28/2008
	07/09/1999	07/09/2002	06/16/2005	1/3 each on 06/16/2006, 06/16/2007, 06/16/2008
	09/15/1999	09/15/2002	09/15/2005	09/15/2008
	07/10/2000	07/10/2003	02/28/2006	02/28/2009
	09/15/2000	09/15/2003	09/15/2006	09/15/2009
(1)	09/24/2001	01/01/2005	02/28/2007	02/28/2010
(2)	09/24/2001	09/24/2004	09/14/2007	09/14/2010
	06/20/2002	10/01/2005	02/29/2008	02/28/2011
	09/13/2002	09/13/2005	05/09/2008	05/09/2011
	09/15/2003	09/15/2006	02/27/2009	02/27/2012
	02/27/2004	02/27/2007	09/15/2009	09/15/2012
	06/17/2004	10/01/2005	02/26/2010	02/26/2013

[3]

Restricted stock earns cash dividends that are paid quarterly. RSUs awarded pursuant to BGP, STAR, the PST Restoration Program, IRP and Special Equity earn dividend equivalents which are accrued in the form of additional RSUs each quarter, credited to each Named Executive Officer’s holdings and subject to the same vesting and other applicable restrictions. These dividend equivalents are included in the amounts shown. The following provides detail regarding the vesting date for Restricted Stock and RSU holdings included in the table. The Vest Date for RSUs indicates the date such units are deliverable in shares. The Vest Date for restricted stock indicates the date that restrictions lapse.

	Stock Awards
	Grant Date	Vest Date		Grant Date	Vest Date
(3)	09/15/2004	One year following retirement	(10)	09/14/2007	One year following retirement
(4)	09/15/2004	09/15/2017		02/29/2008	02/28/2013
	08/04/2005	One year following retirement		08/07/2008	One year following retirement
(5)	09/15/2005	One year following retirement	(11)	09/15/2008	09/15/2011
(6)	09/15/2005	09/15/2018	(12)	09/15/2008	One year following retirement
	12/01/2005	One year following retirement	(13)	09/15/2008	One year following retirement; no earlier than 9/15/2011
	05/01/2006	05/01/2011		01/13/2009	One year following retirement
	08/03/2006	One year following retirement		02/27/2009	02/27/2014
	09/15/2006	One year following retirement		08/06/2009	One year following retirement
(7)	10/10/2006	50% 10/10/2010; 50% 10/10/2011
(8)	10/10/2006	10/10/2011	(14)	09/15/2009	09/15/2011
	08/02/2007	One year following retirement	(15)	09/15/2009	One year following retirement; no earlier than 9/15/2011
(9)	09/14/2007	09/14/2010		02/26/2010	02/26/2015

[4]

The Market Value of shares or RSUs that have not vested was determined by multiplying the closing market price of Company stock on June 30, 2010 ($59.98), by the number of shares or RSUs, respectively.

Option Exercises and Stock Vested

The following table and footnotes provide information regarding stock option exercises and stock vesting during fiscal year 2009-10 for the Named Executive Officers.

Option Exercises and Stock Vested Table

	Option Awards			Stock Awards
Name	Option Grant Date	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Stock Award Grant Date	Number of Shares Acquired on Vesting[1] (#)	Value Realized on Vesting[2] ($)
Robert A. McDonald	—	—	—	09/15/2004 09/15/2006	26,542 13,513	1,466,711 746,728
Jon R. Moeller	—	—	—	—	—	—
Werner Geissler	—	—	—	—	—	—
E. Dimitri Panayotopoulos	—	—	—	09/15/2006	11,848	654,720
Edward D. Shirley	—	—	—	09/15/2006	7,623	421,247
Robert A. Steele	—	—	—	—	—	—

[1]	Numbers of Shares Acquired on Vesting is the gross number of shares acquired. Please see footnote 3 in the Outstanding Equity at Fiscal Year-End Table for the definition of vesting for Stock Awards.
[2]	Value Realized on Vesting was determined by multiplying the number of shares of stock by the average of the high and low price of the Company’s common stock on the vesting date.

Pension Benefits

The following table and footnotes provide information regarding the Company’s pension plans for Messrs. Geissler, Panayotopoulos, and Shirley as of the end of fiscal year 2009-10. None of the other Named Executive Officers had any such arrangements with the Company.

Pension Benefits Table

Name	Plan Name	Number of Years of Credited Service[1]	Present Value of Accumulated Benefit[2] ($)		Payments During Last Fiscal Year ($)
Werner Geissler	The Procter & Gamble Company Global IRA[3]	21 years 9 months[4]	2,661,000		0
	The Procter & Gamble Pension Fund (Germany)	21 years 9 months[4]	2,430,000		0
E. Dimitri Panayotopoulos	The Procter & Gamble Company Global IRA[3]	20 years 5 months[5]	3,706,000	[6]	0
	The Procter & Gamble Pension Fund (UK)[7]	17 years 5 months[8]	1,672,000		0
Edward D. Shirley	The Procter & Gamble Master Retirement Plan (US)[9]	30 years 0 months [10]	1,029,000		0
	The Gillette Company Supplemental Retirement Plan (US)[11]	33 years 0 months[12]	5,764,000		0

[1]

Numbers in this column are computed as of the same pension plan measurement date used for financial statement reporting purposes for the Company’s audited financial statements as found in Note 8 to the Consolidated Financial Statements contained in the Company’s 2010 Annual Report.

[2]	The following provides the assumptions used in each plan to calculate present value:

Assumptions	Global IRA	German Pension Plan	UK Pension Plan	US Plans
Retirement age	60	65	65	57
Discount rate	5.50%	5.00%	5.25%	5.00%
Salary increase rate	4.75%	N/A	N/A	N/A
Social security increase rate	2.25%	N/A	3.50%	N/A
Pension increase rate	N/A	1.75%	3.50%	N/A
Pre-Retirement Decrements	None	None	None	None
Post-Retirement Mortality Table	RP 2000 Combined Healthy White Collar table, sex distinct	Richttafein 2005G modified	Standard tables PNM/FA 00 medium cohort table projected forward based on an individual’s year of birth	RP 2000 Combined Healthy White Collar table, sex distinct

The following exchange rates as of June 30, 2010, were used to calculate present value:
US $1.22140 : Euro $1.00
US $1.50640 : GBP $1.00
[3]

Because Messrs. Geissler and Panayotopoulos have reached age 55, they are eligible for early retirement under this plan. However, their benefits would be reduced by 5% for each year retirement precedes age 60. The earliest age at which either may retire with full benefits is age 60.

[4]

Years of credited service accrued under this plan represent the number of years from the date that Mr. Geissler became eligible to participate in the plan until March 1, 2001, when he was transferred to The Procter & Gamble Company.

[5]

Years of credited service accrued under this plan represent the number of years that Mr. Panayotopoulos worked outside of his home country from the date of hire until July 1997, when he was paid on a U.S.-home basis.

[6]	Includes the present value of a contingent spouse’s pension benefit of $190,000 which is equal to approximately 50% of the participant’s pension payable at participant’s death.
[7]	Mr. Panayotopoulos is eligible to retire early under the plan, but his benefits would be reduced by 4% for each year retirement precedes age 60.
[8]

Years of credited service accrued under this plan represent the number of years that Mr. Panayotopoulos worked from the date that he became eligible to participate in the plan until June 30, 1995, when he was no longer eligible to accrue additional benefits under the plan.

[9]	Mr. Shirley is eligible to retire early under the plan, but his benefits would be reduced by 1.5% for each year that his age plus years of service total less than 100.
[10]

Years of credited service accrued under this plan are equal to the number of years that Mr. Shirley has worked either for the Company or The Gillette Company since his initial date of hire until December 31, 2007, when this plan was frozen, and Mr. Shirley was enrolled in the Company’s PST program.

[11]

Mr. Shirley is eligible to retire early under the plan, but his benefits would be reduced by 1.5% for each year that his age plus years of service total less than 100. Note, however, that Mr. Shirley would be entitled to full retirement benefits under the plan on December 1, 2013, if he remains employed with the Company because he received six years of additional credit pursuant to the plan’s change in control provisions when the Company acquired The Gillette Company in 2005.

[12]

Years of credited service accrued under this plan are equal to the number of credited service years accrued under The Procter & Gamble Master Retirement Plan (US) plus a premium of three additional years provided pursuant to the plan’s change in control provisions triggered when the Company acquired The Gillette Company in 2005.

The Procter & Gamble Pension Fund (UK) (“UK Pension Plan”) is a defined benefit plan for employees whose home country was within the United Kingdom for all or a portion of their career. The UK Pension Plan provides for post-retirement payments based on the employee’s salary and years of service at the time of retirement. The benefit paid is calculated using the following formula:

.02 x creditable years of service x employee’s pensionable base salary (at time of exit from plan)

This benefit is paid at retirement and is reduced to account for government-sponsored pension benefits received by the employee. Furthermore, the UK Pension Plan includes a “temporary” pension benefit that provides temporary pension payments to those employees who retire after age 59 but before they reach their social security retirement age. The amount of these payments is based on the government-sponsored pension benefits that these employees will receive from the UK government when they retire and reach their social security retirement age. Temporary pension benefit payments under this plan cease when government pension payments begin.

The Procter & Gamble Pension Fund (Germany) (“German Pension Plan”) is a defined benefit plan for Germany-based employees hired before December 31, 1999. The German Pension Plan provides for post-retirement payments based on the employee’s pensionable income, which for certain employees, including Mr. Geissler, includes a portion of their STAR Award, and years of service at the time of retirement. The benefit is paid using the following formula:

.017 x creditable years of service x average pensionable income for three years preceding exit from the plan

The benefit is paid at retirement and reduced by the German social security benefit based on years of service. The normal retirement age for the plan is 65, and there is a surviving spouse benefit equal to 60% of employee’s pension benefit.

The Procter & Gamble Company Global International Retirement Arrangement (“Global IRA”) is designed to provide retirement benefits to certain employees whose benefits are frozen under their home country pension plan(s) as a result of having been transferred away from their home country on a permanent basis. The Global IRA benefit is calculated in accordance with the following formula:

.017 x average salary for three years preceding retirement x years of service outside of home country

(before localization)

The Global IRA accounts for the differences in retirement benefits attributable to a higher salary at the time of retirement than at the time of transfer out of the home country. As such, the Global IRA is reduced on a dollar for dollar basis by any retirement pension benefit paid by either the Company or the government which was earned through the employee’s home country.

The Procter & Gamble Master Retirement Plan (US) (“P&G MRP”) is a qualified defined benefit plan into which all qualified defined benefit plans that are acquired by the Company in conjunction with business acquisitions are consolidated. The qualified defined benefit plans administered by The Gillette Company (“Gillette”), including the plan in which Mr. Shirley was a participant, were consolidated into the P&G MRP after the Company acquired Gillette. The pension benefit provided by the plan is calculated in accordance with the following formula:

.02 x years of service as of December 1, 2007 (maximum 25 years) x  average annual compensation

(salary plus bonus)

in highest 5 of last 10 years

The benefit is paid at age 65 or later and is reduced by 75% of the employee’s social security benefit. The plan allows for early retirement at the age of 50 if the employee’s age plus years of service total 80 years or more.

The Gillette Company Supplemental Retirement Plan (US) (“GCSRP”) is a nonqualified defined benefit plan which provides benefits to former Gillette employees whose benefits under the P&G MRP are limited by reason of the Internal Revenue Code. The benefit formula is identical to that of the P&G MRP, except that no Internal Revenue Code income limits are applied and the total benefit provided is reduced by the benefit amount provided pursuant to the P&G MRP. The retirement age and early retirement age are identical to the P&G MRP.

Nonqualified Deferred Compensation

The following table and footnotes provide information regarding the Company’s non tax-qualified defined contribution and deferred compensation plans for each of the Named Executive Officers for fiscal year 2009-10. For a complete understanding of the table and the footnotes please read the narrative that follows the table.

Nonqualified Deferred Compensation Table

Name	Plan Name	Executive Contributions in Last FY ($)		Registrant Contributions in Last FY1 ($)	Aggregate Earnings in Last FY2 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Robert A. McDonald	PST Restoration Program	0		162,408	291,774	0	1,702,834	[3]
Jon R. Moeller	PST Restoration Program	0		67,961	39,414	0	232,515	[4]
Werner Geissler	Executive Deferred Compensation Plan	370,707	[5]	0	(3,703)	0	367,004
	PST Restoration Program	0		132,637	106,919	0	628,097	[6]
	International Retirement Plan	0		0	80,152	0	464,983	[7]
E. Dimitri Panayotopoulos	PST Restoration Program	0		142,287	27,193	0	169,480	[8]
	International Retirement Plan	0		0	372,056	0	2,277,599	[9]
Edward D. Shirley	PST Restoration Program	0		91,573	20,754	0	126,545
Robert A. Steele	Executive Deferred Compensation Plan	0		0	210,049	0	2,352,529
	PST Restoration Program	0		141,311	214,727	0	1,249,863

[1]

Total reflects registrant contributions in the form of RSUs pursuant to the PST Restoration Program, 100% of which are also reported in the Stock Awards column of the Summary Compensation Table found on page 44 of this proxy statement. The PST Restoration Program is a nonqualified defined contribution plan. The contribution amount is the net number of RSUs awarded after withholding for applicable taxes, multiplied by the grant price.

[2]	Because none of the amounts included in this column are above-market earnings under SEC reporting rules, they are not reflected in the Summary Compensation Table.
[3]	Total includes $491,373 previously reported in Summary Compensation Tables for prior years.
[4]	Total includes $67,691 previously reported in Summary Compensation Tables for prior years.
[5]

Reflects Mr. Geissler’s deferral of 50% of his 2008-09 STAR Award and 25% of his BGP Interim Payment for FY 2008-09, pursuant to the Company’s Executive Deferred Compensation Plan. These amounts were previously reported in the Company’s Summary Compensation Table for FY 2008-09.

[6]	Total includes $141,311 previously reported in Summary Compensation Tables for prior years.
[7]	Total includes $98,066 previously reported in Summary Compensation Tables for prior years.
[8]	Total includes $150,140 previously reported in Summary Compensation Tables for prior years.
[9]	Total includes $166,376 previously reported in Summary Compensation Tables for prior years.

The Named Executive Officers are eligible to participate in The Procter & Gamble Company Executive Deferred Compensation Plan (“EDCP”). Under EDCP, a participant may defer up to 50% of base salary, up to 100% of the STAR Award, and up to 50% of the BGP long-term incentive award. Amounts may be deferred for a minimum of one year or until termination of employment. Payments that commence upon retirement, death or disability may be taken in a lump sum or installments (over a maximum period of ten years). All other payments under the plan are paid as a lump sum.

Amounts deferred under EDCP are credited with market earnings based on the same fund choices available to all employees under the Company’s tax-qualified plan. Participants may change fund choices on a daily basis.

As described on page 39 of this proxy statement, federal tax rules limit the size of contributions that can be made to individuals pursuant to tax-qualified defined contribution plans like the PST. These limits are based on the annual salary of the plan participant. Because of these limits, certain participants, including the Named Executive Officers, are unable to receive their full contributions pursuant to the terms and conditions of the PST.

To account for these limitations, the Company utilizes the PST Restoration Program. This is a nonqualified defined contribution plan under which the Company makes an additional annual contribution in the form of RSUs to those executives whose calculated contribution to their PST accounts was limited by federal tax laws.

These RSUs are forfeitable until the executive becomes eligible for retirement. Executives can elect to receive either a lump sum payment one year post-retirement or ten annual installment payments beginning one year post-retirement, or they can defer receipt of either the lump sum or the ten annual installments to six or eleven years post-retirement. Generally, executives have up until retirement to change a previous deferral election, with any such deferral elections or changes to deferral elections made in compliance with Section 409A of the Internal Revenue Code. These RSUs earn dividend equivalents at the same rate as dividends on Company common stock and are accrued in the form of additional RSUs each quarter and credited to the executive’s holdings. The value of each RSU may increase or decrease over time as the value is tied to the price of the Company stock.

Named Executive Officers may convert certain of their PST Restoration Program RSUs into contributions to the EDCP. All such contributions are forfeitable until the executive becomes eligible for retirement and are paid out in the same manner described above.

The Company’s International Retirement Plan (“IRP”) is designed to provide retirement benefits for employees whose participation in retirement plans in their home countries has been suspended because they are on expatriate assignments outside of that country or have been transferred out of that country on a permanent basis. Under the IRP, the Company makes an annual contribution for each participant equal to the contribution that would have been made under the participant’s home country retirement plan had the participant remained in that country and eligible to participate in that plan.

Historically, Company contributions to IRP were placed into one of several investment vehicles available within the IRP, at each participant’s election. Participants in the U.S. receive their contributions in RSUs. These contributions vest according to the terms and conditions of the participant’s home country retirement plan. Upon retirement from the Company, participants must elect to receive distributions from their IRP accounts in one of four ways: (1) fixed-income annuity, (2) variable annuity, (3) lump sum, or (4) annual installments (over a maximum of 15 years).

Amounts the Named Executive Officers defer under any of the above mentioned plans that are scheduled to be paid after termination of employment must be held by the Company for a minimum of six months in order to comply with Section 409A of the Internal Revenue Code.

Payments upon Termination or Change in Control

The Company does not have any employment contracts with its Named Executive Officers that require severance payments upon termination of their employment. Certain elements of compensation are, however, treated differently upon various termination of employment scenarios, as described below. The following describes how certain elements of compensation are generally handled under these scenarios for all Company employees, including the Named Executive Officers.

•

Base Salary—Base salary is paid through the last day worked, regardless of reason for termination of employment. In the event that the Company encourages a U.S. employee to terminate employment with the Company (but not for cause), that individual may receive a separation allowance of up to one year’s annual base salary, calculated based on years of service.

•

STAR—Individuals who work through the last day of the fiscal year are eligible for the STAR Award payable for that year, regardless of the reason for termination of employment. Individuals who retire or terminate as a result of Company encouragement (not for cause) prior to fiscal year-end receive a pro-rated amount. Past short-term bonus awards where the employee voluntarily elected stock or options in lieu of cash are either retained or paid out in a lump sum, regardless of the reason for termination.

•

Equity Awards under the Company’s Key Manager Annual Stock Grant program, BGP, the PST Restoration Program and IRP—Treatment is governed by the Company’s equity compensation plans and depends on the reason for termination of employment, as follows. Past equity awards where the employee voluntarily elected stock or stock options in lieu of cash or unrestricted stock are either retained or paid out in a lump sum, regardless of the reason for termination. Further, in certain situations, employees are entitled to keep all equity awards according to their original terms. Each of the following assumes that the individual fully complies with certain provisions of the Company’s equity compensation plans, including compliance with the Company’s Purpose, Values and Principles and the provision that prohibits individuals from competing with the Company following termination of employment, each of which can result in forfeiture and/or cancellation of outstanding equity awards.

■

Voluntary Termination by the Employee—All stock options that were not vested and all RSUs for which the forfeiture date has not yet occurred are forfeited effective upon the date of termination. All vested stock options that were not exercised prior to termination are forfeited.

■

Retirement or Permanent Disability—Key Manager Annual Stock Grant stock options and RSUs received at least six months prior to retirement or permanent disability are retained, with stock options held until expiration and Key Manager RSUs delivering in shares, each according to their original terms. All other RSUs are also retained, with delivery of shares according to the original terms.

■

Company Encouraged Termination, Not for Cause—Key Manager Annual Stock Grant stock options and RSUs received at least six months prior to termination are retained, with stock options held until expiration and RSUs delivering in shares, each according to their original terms. All other RSUs for which the forfeiture date has not yet occurred are forfeited, unless otherwise agreed to by the Compensation & Leadership Development Committee.

■	Termination for Cause—All stock options and RSUs are forfeited effective upon the date of termination.

■	Change in Control

■

2001 Plan: All stock options vest immediately. All RSUs are deliverable in shares immediately. The purpose of this “single trigger” vesting provision was to protect Company employees in the event of a change in control by accelerating the vesting schedule for their outstanding equity awards.

■

2009 Plan: All stock options vest immediately and all RSUs are deliverable in shares immediately upon change in control for any awards not assumed. For awards that are assumed, stock options vest and RSUs are deliverable in shares only if a participant’s employment is involuntarily terminated for reasons other than cause or the participant terminates their employment with “good reason.”

•	Death—All stock options and RSUs transfer by will or laws of descent and distribution. All stock options vest immediately. All RSUs are deliverable in shares immediately.

•

Special Equity Awards—In special circumstances, the Compensation & Leadership Development Committee may make a special award of restricted stock or RSUs. Terms and conditions of these awards are determined by the Committee at the time of grant. In the event of a change in control, all restrictions lapse immediately.

•

BGP—Employees who work through the last day of the performance period are eligible for the BGP awards payable for that year, unless otherwise determined by the Committee. For employees who leave prior to the end of the performance period, the Committee has discretion to determine the amount of a BGP award, if any.

•

Retirement Plans—The retirement plans in which the Named Executive Officers participate do not discriminate in scope, terms or operation for Named Executive Officers versus all other participants. All Named Executive Officers are fully vested in PST and will retain all shares upon termination of employment regardless of reason. Messrs. Geissler and Panayotopoulos are currently eligible for retirement and so each becomes vested in the Global IRA and entitled to the full benefit value upon separation from the Company. Messrs. Geissler and Panayotopoulos are each fully vested in their respective IRP and country pension plan account balances and therefore would retain those balances upon termination for any reason. Mr. Shirley is fully vested in both the P&G MRP and the GCSRP and will receive those benefits upon termination from the Company for any reason.

•

Deferred Compensation—Cash amounts deferred under EDCP have been earned and therefore are retained upon termination for any reason. Any RSUs granted pursuant to the PST Restoration Program or IRP would be treated as described above under Equity Awards. The same is true for any cash contributions to EDCP resulting from the conversion of PST Restoration RSUs. None of these amounts are included in the following table because they are reported in the Nonqualified Deferred Compensation Table on page 55 of this proxy statement.

•	Executive Benefits

■	Executive Group Life Insurance—Benefits are retained if employee is eligible for early retirement.

■	Financial Counseling—Employee may use the remaining balance until the end of the current calendar year for reimbursable charges under the program.

■	Unused Vacation—Employee is entitled to lump sum payment equal to value of accrued, but unused, vacation days.

■	Other Programs—In most cases, participation ends on the last day worked, unless otherwise agreed to by the Committee.

•

Expatriate and Relocation Program—If an employee’s expatriate assignment terminates for any reason, the Company would pay for relocation to the home country and would cover future taxes due related to the expatriate assignment.

The following table and footnotes quantify the payments and benefits that each Named Executive Officer would be required to be paid under the Company’s compensation programs upon various scenarios for termination of employment or a change in control of the Company.

Payments upon Termination or Change in Control Table

Name	Voluntary Termination, Retirement, Permanent Disability or Termination for Cause[1] ($)	Company Encouraged Termination, not for Cause[2] ($)	Change in Control or Death[3,4] ($)
Robert A. McDonald
Stock Options	0	0	3,922,774
Stock Awards	0	0	5,618,900
Salary	0	1,400,000	0
Executive Group Life Insurance	0	0	3,850,000
Jon R. Moeller
Stock Options	0	0	1,152,325
Stock Awards	0	0	1,312,560
Salary	0	675,000	0
Executive Group Life Insurance	0	0	1,383,750
Werner Geissler
Stock Options	0	0	1,225,878
Stock Awards	0	0	10,074,509
Salary	0	945,000	0
Executive Group Life Insurance	0	0	1,937,250
E. Dimitri Panayotopoulos
Stock Options	0	0	2,942,084
Stock Awards	0	0	4,116,563
Salary	0	985,000	0
Executive Group Life Insurance	0	0	2,019,250
Edward D. Shirley
Stock Options	0	0	1,103,290
Stock Awards	0	0	2,409,110
Salary	0	945,000	0
Executive Group Life Insurance	0	0	1,937,250
Robert A. Steele
Stock Options	0	0	1,002,567
Stock Awards	0	0	6,815,595
Salary	0	945,000	0
Executive Group Life Insurance	0	0	1,937,250

[1]

As noted above, no severance payments are required to be made to any of the Named Executive Officers under any of these termination of employment scenarios. Retention of certain elements of compensation, such as equity-based compensation, may vary depending on the reason for termination. For a complete understanding of these differences, please see the narrative section above.

[2]

Each of the Named Executive Officers has enough years of service with the Company to receive one year’s salary upon a Company encouraged termination of employment (not for cause). As noted above, the Committee has discretion to allow a Named Executive Officer to retain certain equity awards that otherwise would be forfeited under the Company’s compensation programs in the event of a Company encouraged termination (not for cause).

[3]

The amounts shown for stock options and stock awards represent the in-the-money value of unexercisable stock options and unvested RSUs (excluding PST Restoration RSUs and IRP RSUs which are reported in the Nonqualified Deferred Compensation Table) that would immediately become exercisable and/or deliverable in shares, respectively, upon a change in control or death of the Named Executive Officer, based on the Company’s closing stock price on June 30, 2010, of $59.98. The amounts shown for the Executive Group Life Insurance death benefit assumes a June 30, 2010, death. A change in control does not trigger payment of a death benefit.

[4]

The totals included in this column assume that the option and stock awards granted under the 2009 Plan vest upon change in control. However, these awards do not vest unless (a) the awards are not assumed or (b) the awards are assumed, but the recipient is terminated without cause or resigns with “good reason.” The table below shows the values of stock awards made pursuant to the 2009 Plan (which are included in this column) that would not vest on a change in control unless one of these events occurred as well.

Name	Vesting Value / Second Trigger ($)
Robert A. McDonald	2,946,997
Jon R. Moeller	473,962
Werner Geissler	0
E. Dimitri Panayotopoulos	0
Edward D. Shirley	541,679
Robert A. Steele	744,772

Security Ownership of Management and Certain Beneficial Owners

The following tables and footnotes provide information regarding the ownership of the Company’s Common and Series A and B ESOP Convertible Class A Preferred Stock by all Directors and nominees, each Named Executive Officer, all Directors and executive officers as a group, and the owners of more than five percent of the outstanding Series A and B ESOP Convertible Class A Preferred Stock, on August 13, 2010:

COMMON STOCK

(Number of shares/options)

	Amount and Nature of Beneficial Ownership
Owner	Direct[1] and Profit Sharing Plan[2]	Right to Acquire[3]	Trusteeships and Family Holdings[4]	Total	Percent of Class	Restricted Stock Units[5]
Angela F. Braly	1,024	—	—	1,024	[6]	—
Kenneth I. Chenault	4,524	—	—	4,524	[6]	4,289
Scott D. Cook	11,931	10,674	32,493	55,098	[6]	15,356
Werner Geissler	36,620	677,598	1,983	716,201	[6]	170,218
Rajat K. Gupta	—	—	—	—	[6]	6,184
Robert A. McDonald	33,334	1,269,551	62,341	1,365,226	[6]	97,642
W. James McNerney, Jr.	17,632	—	—	17,632	[6]	15,356
Jon R. Moeller[7]	27,155	273,680	1,011	301,846	[6]	16,423
E. Dimitri Panayotopoulos	207,095	1,387,174	—	1,594,269	[6]	53,845
Johnathan A. Rodgers	12,225	6,644	—	18,869	[6]	15,356
Edward D. Shirley	50,170	343,087	198	393,455	[6]	42,099
Robert A. Steele	22,653	678,685	—	701,338	[6]	115,885
Mary Agnes Wilderotter	—	—	—	—	[6]	2,232
Patricia A. Woertz	1,627	—	—	1,627	[6]	4,289
Ernesto Zedillo	5,766	6,644	—	12,410	[6]	15,356
24 Directors and executive officers, as a group	622,501	7,050,341	141,872	7,814,714	[6]	817,491

[1]

Includes unrestricted common stock over which each Director or executive officer has sole voting and investment power and restricted common stock over which they have voting power but no investment power (until restrictions lapse).

[2]

Common stock allocated to personal accounts of executive officers under the Retirement Trust pursuant to PST. Plan participants have sole discretion as to voting and, within limitations provided by PST, investment of shares. Shares are voted by the Trustees in accordance with instructions from participants. If instructions are not received by the Trustees as to the voting of particular shares, shares are to be voted in proportion to instructions actually received from other participants in the Retirement Trust.

[3]

Amounts reflect vested stock options and stock options that will vest within 60 days of the record date (August 13, 2010). If shares are acquired, the Director or executive officer would have sole discretion as to voting and investment.

[4]	The individuals involved share voting and/or investment powers with other persons with respect to the shares shown in this column.
[5]

RSUs represent the right to receive unrestricted shares of common stock upon the lapse of restrictions, at which point the holders will have sole investment and voting power or cash settlement. RSUs are not considered “beneficially owned” because holders are not entitled to voting rights or investment control until the restrictions lapse.

[6]	Less than .049% for any one Director or Named Executive Officer, and less than ..057% for the Directors and executive officers, as a group.
[7]	Totals include shares, stock options and RSUs indirectly held by Mr. Moeller through his spouse who is also employed by the Company.

SERIES A ESOP CONVERTIBLE CLASS A PREFERRED STOCK

(Number of shares)

	Amount and Nature of Beneficial Ownership
Owner	Profit Sharing Plan[1]	Trusteeships		Percent of Series
Angela F. Braly	—	—		—
Kenneth I. Chenault	—	—		—
Scott D. Cook	—	—		—
Werner Geissler	852	—		[2]
Rajat K. Gupta	—	—		—
Robert A. McDonald	12,735	—		[2]
W. James McNerney, Jr.	—	—		—
Jon R. Moeller[3]	11,605	—		[2]
E. Dimitri Panayotopoulos	661	—		[2]
Johnathan A. Rodgers	—	—		—
Edward D. Shirley	607	—		—
Robert A. Steele	13,004	—		—
Mary Agnes Wilderotter	—	—		—
Patricia A. Woertz	—	—		—
Ernesto Zedillo	—	—		—
24 Directors and executive officers, as a group	108,345	—		[2]
Employee Stock Ownership Trust of The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan, P.O. Box 599, Cincinnati, Ohio 45201-0599 (R. L. Antoine, S. P. Donovan, Jr., and R. C. Stewart, Trustees)		14,762,398	[4]

[1]

Shares allocated to personal accounts of executive officers under the Employee Stock Ownership Trust pursuant to PST. Plan participants have sole discretion as to voting and, within limitations provided by PST, investment of shares. Shares are voted by the Trustees in accordance with instructions from participants. If instructions are not received by the Trustees as to the voting of particular shares, shares are to be voted in proportion to instructions actually received from other participants in the Trust.

[2]

Less than .028% for any Named Executive Officer; by the terms of the stock, only persons who are or have been employees can have beneficial ownership of these shares. Less than .020% for the Directors and executive officers, as a group.

[3]	Total includes shares indirectly held by Mr. Moeller through his spouse who is also employed by the Company.
[4]

Unallocated shares. The voting of these shares is governed by the terms of PST, which provides that the Trustees shall vote unallocated shares held by them in proportion to instructions received from Trust participants as to voting of allocated shares. The disposition of these shares in connection with a tender offer would be governed by the terms of PST, which provides that the Trustees shall dispose of unallocated shares held by them in proportion to instructions received from Trust participants as to the disposition of allocated shares.

SERIES B ESOP CONVERTIBLE CLASS A PREFERRED STOCK

(Number of shares)

Amount and Nature of Beneficial Ownership
Owner	Profit Sharing Plan[1]	Trusteeships		Percent of Series
Angela F. Braly	—	—		—
Kenneth I. Chenault	—	—		—
Scott D. Cook	—	—		—
Werner Geissler	215	—		[2]
Rajat K. Gupta	—	—		—
Robert A. McDonald	215	—		[2]
W. James McNerney, Jr.	—	—		—
Jon R. Moeller	—	—		—
E. Dimitri Panayotopoulos	215	—		[2]
Johnathan A. Rodgers	—	—		—
Edward D. Shirley	—	—		—
Robert A. Steele	—	—		—
Mary Agnes Wilderotter	—	—		—
Patricia A. Woertz	—	—		—
Ernesto Zedillo	—	—		—
24 Directors and executive officers, as a group	1,471			[2]
Employee Stock Ownership Trust of The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan, P.O. Box 599, Cincinnati, Ohio 45201-0599 (R. L. Antoine, S. P. Donovan, Jr. and R. C. Stewart, Trustees)		41,464,241	[3]

[1]

Shares allocated to personal accounts of executive officers under the Employee Stock Ownership Trust pursuant to PST. Plan participants have sole discretion as to voting and, within limitations provided by PST, investment of shares. Shares are voted by the Trustees in accordance with instructions from participants. If instructions are not received by the Trustees as to the voting of particular shares, shares are to be voted in proportion to instructions actually received from other participants in the Trust.

[2]

Less than .0004% for any Named Executive Officer; by the terms of the stock, only persons who are or have been employees can have beneficial ownership of these shares. Less than .0012% for the Directors and executive officers, as a group.

[3]

Unallocated shares. The voting of these shares is governed by the terms of PST, which provides that the Trustees shall vote unallocated shares held by them in proportion to instructions received from Trust participants as to voting of allocated shares. The disposition of these shares in connection with a tender offer would be governed by the terms of PST, which provides that the Trustees shall dispose of unallocated shares held by them in proportion to instructions received from Trust participants as to the disposition of allocated shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Ownership of and transactions in Company stock by executive officers and Directors of the Company are required to be reported to the SEC pursuant to Section 16 of the Securities Exchange Act of 1934. As a practical matter, the Company assists its Directors and officers by monitoring transactions and completing and filing Section 16 reports on their behalf.

On May 19, 2010, R. Keith Harrison, Jr., an executive officer of the Company, filed a Form 4 reporting the purchase by Harrison Family Investment Company of seven shares on August 11, 2009, and 44 shares on August 25, 2009; and the sale of 12 shares on May 10, 2010. These transactions were performed by Mr. Harrison’s financial manager on a discretionary basis without his knowledge or direction and were inadvertently omitted from his common stock holdings. Upon learning of the omission, Mr. Harrison promptly worked with the Company to file the appropriate ownership forms to disclose these transactions.

Report of the Audit Committee

Each member of the Audit Committee is an independent Director as determined by the Board of Directors, based on the New York Stock Exchange listing standards and the Board’s own Independence Guidelines. Each member of the Committee also satisfies the SEC’s additional independence requirement for members of audit committees. The Board of Directors has determined that Ms. Woertz and Mr. Gupta meet the criteria for “Audit Committee Financial Expert” as defined by SEC rules. The Board of Directors has also determined that all Audit Committee members are financially literate. As noted previously in the proxy statement, the Committee’s work is guided by a Board-approved Charter, which can be found in the corporate governance section of the Company’s website at www.pg.com/investors.

The Committee reviews and oversees the Company’s financial reporting process on behalf of the Board. Management has the Company’s primary responsibility for establishing and maintaining adequate internal financial controllership, for preparing the financial statements, and for the public reporting process. Deloitte & Touche LLP, the Audit Committee-appointed independent registered public accounting firm for the fiscal year ended June 30, 2010, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting.

In its role of financial reporting oversight, the Committee reviewed and discussed with management and Deloitte & Touche LLP the audited financial statements for the year ended June 30, 2010, and management’s assessment of the effectiveness of the Company’s internal control over financial reporting. In this context, the Committee met eight times (including telephone meetings to discuss quarterly results) during the fiscal year ended June 30, 2010. The Committee has discussed with Deloitte & Touche LLP the matters that are required to be discussed by PCAOB AU 380 (Communications With Audit Committees). In addition, the Committee has discussed various matters with Deloitte & Touche LLP related to the Company’s consolidated financial statements, including critical accounting policies and practices used, alternative treatments for material items that have been discussed with management, and other material written communications between Deloitte & Touche LLP and management. The Committee has also received written disclosures and the letter from Deloitte & Touche LLP required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence) and has discussed with Deloitte & Touche LLP its independence from the Company and its management. In addition, the Committee has received written material addressing Deloitte & Touche LLP’s internal quality control procedures and other matters, as required by the New York Stock Exchange listing standards. The Committee understands the need for Deloitte & Touche LLP to maintain objectivity and independence in its audit of the Company’s financial statements and internal controls over financial reporting. The Committee has implemented a formal pre-approval process for non-audit fee spending, and it seeks to limit this spending to a level that keeps the core relationship with Deloitte & Touche LLP focused on financial statement review and evaluation. A copy of this pre-approval process is attached to this proxy statement as Exhibit A.

Based on the considerations referred to above, the Committee recommended to our Board of Directors that the audited financial statements for the year ended June 30, 2010, be included in our Annual Report on Form 10-K for 2010 and selected Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the fiscal year ending June 30, 2011. This report is provided by the following independent Directors, who constitute the Committee:

Patricia A. Woertz (Chair)

Kenneth I. Chenault

Rajat K. Gupta

Angela F. Braly

August 10, 2010

Fees Paid to the Independent Registered Public Accounting Firm

The Audit Committee, with the ratification of the shareholders, engaged Deloitte & Touche LLP to perform an annual audit of the Company’s financial statements for the fiscal year ended June 30, 2010. Pursuant to rules of the SEC, the fees paid to Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively “Deloitte”), are disclosed in the table below:

Fees Paid to Deloitte

(Dollars in Thousands)

	FY 2008-09	FY 2009-10
Audit Fees	$31,878	$29,879
Audit-Related Fees	1,357	2,942
Tax Fees	1,189	748

Subtotal	34,424	33,569
All Other Fees	943	354

Deloitte Total Fees	$35,367	$33,923

Services Provided by Deloitte

All services provided by Deloitte are permissible under applicable laws and regulations. The Company has adopted policies and procedures for pre-approval of services by Deloitte as described in Exhibit A to this proxy statement. The fees paid to Deloitte shown in the table above were all pre-approved in accordance with these procedures and include:

1)

Audit Fees—These are fees for professional services performed by Deloitte for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

2)

Audit-Related Fees—These are fees for assurance and related services performed by Deloitte that are reasonably related to the performance of the audit or review of the Company’s financial statements. This includes: employee benefit and compensation plan audits; due diligence related to mergers and acquisitions; other attestations by Deloitte, including those that are required by statute, regulation or contract; audits in connection with dispositions; and consulting on financial accounting/reporting standards and controls.

3)

Tax Fees—These are fees for professional services performed by Deloitte with respect to tax compliance and tax returns. This includes review of original and amended tax returns for the Company and its consolidated subsidiaries; refund claims, payment planning/tax audit assistance; and tax work stemming from “Audit-Related” items.

4)

All Other Fees—These are fees for other permissible work performed by Deloitte that does not meet the above category descriptions. The fees cover various local engagements that are permissible under applicable laws and regulations including tax filings for individual employees included in the Company’s expatriate program.

These services are actively monitored (both spending level and work content) by the Audit Committee to maintain the appropriate objectivity and independence in Deloitte’s core work, which is the audit of the Company’s consolidated financial statements. The Committee also concluded that Deloitte’s provision of audit and non-audit services to the Company and its affiliates is compatible with Deloitte’s independence.

PROPOSAL TO RATIFY APPOINTMENT OF THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm to perform the audit of our financial statements and our internal controls over financial reporting for the fiscal year ending June 30, 2011. Deloitte & Touche LLP was our independent registered public accounting firm for the fiscal year ended June 30, 2010.

Deloitte & Touche LLP representatives are expected to attend the 2010 annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.

We are asking our shareholders to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm. Although ratification is not required by the Company’s Code of Regulations, the Board of Directors’ By Laws or otherwise, the Board is submitting the selection of Deloitte & Touche LLP to our shareholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and our shareholders.

The Board of Directors recommends a vote FOR the following proposal:

RESOLVED, That action by the Audit Committee appointing Deloitte & Touche LLP as the Company’s independent registered public accounting firm to conduct the annual audit of the financial statements of the Company and its subsidiaries for the fiscal year ending June 30, 2011, is hereby ratified, confirmed and approved.

Shareholder Proposal

Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue N.W., Suite 215, Washington, D.C. 20037, owner of 800 shares of common stock of the Company, has given notice that she intends to present for action at the annual meeting the following resolution:

RESOLVED: “That the stockholders of P&G, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.”

REASONS: “Many states have mandatory cumulative voting, so do National Banks.”

“In addition, many corporations have adopted cumulative voting.”

“Last year the owners of 558,974,175 shares, representing approximately 30.23% of shares voting, voted for this proposal.”

“If you AGREE, please mark your proxy FOR this resolution.”

The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

The Board believes that cumulative voting is not in the best interests of the Company or its shareholders. The Company’s current system of one-vote-per-share has worked well over many years and forms the basis for the Company’s majority vote standard that was approved overwhelmingly by shareholders two years ago. This majority vote standard provides that a director nominee can only be elected to the Board if he or she is supported by a majority of shareholders who vote on the election of that nominee. Implementing cumulative voting, however, could enable shareholders who own a minority of shares to elect a director to the Board by “cumulating” their votes. This could allow small groups of shareholders to exert undue influence over the Company through their ability to elect directors to the Board who represent their special interests. Further, such directors, having been elected by less than a majority of shareholders, may focus on narrow interests unique to the constituency that elected them, rather than acting in the best interests of the Company and its shareholders as a whole.

The Board believes that its current corporate governance provisions, including annual election of directors, majority voting, a presiding director, and strong director independence, are the best ways to serve shareholder interests while preserving the Board’s ability to operate effectively and in the best interests of the Company as a whole. These practices form the basis of the Company’s good corporate governance, which has assisted the Company in its strong performance over a number of years, and the Board believes that adopting cumulative voting is unnecessary in light of these practices.

The Board of Directors recommends a vote AGAINST this proposal.

2011 Annual Meeting Date and Shareholder Proposals

It is anticipated that the 2011 annual meeting of shareholders will be held on Tuesday, October 11, 2011. Pursuant to regulations issued by the SEC, to be considered for inclusion in the Company’s proxy statement for presentation at that meeting, all shareholder proposals must be received by the Company on or before the close of business on April 29, 2011. Any such proposals should be sent to The Procter & Gamble Company, c/o Secretary, One Procter & Gamble Plaza, Cincinnati, OH 45202-3315.

Annual Meeting Advance Notice Requirements

Our Code of Regulations requires advance notice for any business to be brought before an annual meeting of shareholders. In general, for business to be properly brought before an annual meeting by a shareholder (other than in connection with the election of directors, see section entitled “Shareholder Recommendations of Board Nominees and Committee Process for Recommending Board Nominees” on

page 18 of this proxy statement; or any matter brought pursuant to SEC Rule 14a-8), the shareholder must meet certain ownership requirements and written notice of such business must be received by the Secretary of the Company not less than 90 days nor more than 240 days prior to the one-year anniversary of the preceding year’s annual meeting. Certain other notice periods apply if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date. Based upon the one-year anniversary of the 2010 annual meeting, a shareholder wishing to bring such business before the 2011 annual meeting must provide such notice no earlier than February 14, 2011 and no later than July 14, 2011.

As set forth in the Code of Regulations, the shareholder’s notice to the Secretary must contain certain information. A copy of our Code of Regulations can be found on the Company’s website at www.pg.com or may be obtained from the Secretary of the Company at the address provided above.

If a shareholder notifies the Company of an intent to present business at the 2011 annual meeting of shareholders, and such business may be properly presented at that meeting consistent with SEC rules, the Company’s Code of Regulations, and the Articles of Incorporation, the Company will have the right to exercise its discretionary voting authority with respect to such business without including information regarding such proposal in its proxy materials.

Other Matters

Unless corrections are identified, the minutes of the annual meeting of shareholders held October 13, 2009 will be approved as recorded. Any such action approving the minutes does not constitute approval or disapproval of any of the matters referenced therein.

The Board of Directors knows of no other matters which will come before the meeting. However, if any matters other than those set forth in the notice should be properly presented for action, the persons named in the proxy intend to take such action as will be in harmony with the policies of the Company and will use their discretion accordingly.

Exhibit A

Guidelines of

The Procter & Gamble Company Audit Committee

for Pre-Approval Of Independent Auditor Services

The Committee has adopted the following guidelines regarding the engagement of the Company’s independent auditor to perform services for the Company:

For audit services (including statutory audit engagements as required under local country laws), the independent auditor will provide the Committee with an engagement letter during the July-September quarter of each year outlining the scope of the audit services proposed to be performed during the fiscal year. If agreed to by the Committee, this engagement letter will be formally accepted by Committee.

The independent auditor will submit to the Committee for approval an audit services fee proposal after acceptance of the engagement letter.

For non-audit services, Company management will submit to the Committee for approval the list of non-audit services that it recommends the Committee engage the independent auditor to provide for the fiscal year. Company management and the independent auditor will each confirm to the Committee that each non-audit service on the list is permissible under all applicable legal requirements. In addition to the list of planned non-audit services, a budget estimating non-audit service spending for the fiscal year will be provided. The Committee will approve both the list of permissible non-audit services and the budget for such services. The Committee will be informed routinely as to the non-audit services actually provided by the independent auditor pursuant to this pre-approval process.

To ensure prompt handling of unexpected matters, the Committee delegates to the Chair the authority to amend or modify the list of approved permissible non-audit services and fees. The Chair will report action taken to the Committee at the next Committee meeting.

The independent auditor must ensure that all audit and non-audit services provided to the Company have been approved by the Committee. The Vice-President of Internal Controls will be responsible for tracking all independent auditor fees against the budget for such services and report at least annually to the Audit Committee.

A-1

0038-6003

THE PROCTER & GAMBLE COMPANY P.O. BOX 5572 CINCINNATI, OH 45201-5572

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions anytime before 11:59 p.m. on October 11, 2010. Have your proxy/voting instruction card in hand when you access the web site and follow the instructions on the website.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions anytime before 11:59 p.m. on October 11, 2010. Have your proxy/voting instruction card in hand when you call and follow the instructions the vote voice provides you.

VOTE BY MAIL

Mark, sign, and date your proxy/voting instruction card and return it in the postage-paid envelope we have provided or return it to The Procter & Gamble Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:      M26635-P00321-Z53831-Z53832      KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY/VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE PROCTER & GAMBLE COMPANY
Vote On Directors
The Board of Directors recommends a vote FOR the following action:	For	Against	Abstain

1a. Angela F. Braly	☐	☐	☐	Vote on Proposals
1b. Kenneth I. Chenault	☐	☐	☐	The Board of Directors recommends a vote FOR the following proposal:			For	Against	Abstain
1c. Scott D. Cook	☐	☐	☐	2. Ratify Appointment of the Independent Registered Public Accounting Firm (Page 65 of Proxy Statement)			☐	☐	☐
1d. Rajat K. Gupta	☐	☐	☐
1e. Robert A. McDonald	☐	☐	☐	The Board of Directors recommends a vote AGAINST the following proposal:			For	Against	Abstain
1f. W. James McNerney, Jr.	☐	☐	☐	3.	Shareholder Proposal - Cumulative Voting (Page 65 of Proxy Statement)		☐	☐	☐
1g. Johnathan A. Rodgers	☐	☐	☐
1h. Mary A. Wilderotter	☐	☐	☐
1i. Patricia A. Woertz	☐	☐	☐
1j. Ernesto Zedillo	☐	☐	☐				Yes	No
				Please indicate if you would like to keep your vote confidential under the current policy.			☐	☐

NOTE: Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)		Date

NOTICE OF ANNUAL MEETING

OF

SHAREHOLDERS

AND

ADMISSION TICKET

This is notice of your invitation to attend the annual meeting of shareholders of The Procter & Gamble Company to be held on Tuesday, October 12, 2010 at 9:00 a.m. at the Procter & Gamble Hall at The Aronoff Center for the Arts, 650 Walnut Street, Cincinnati, Ohio.

In addition to reviewing the minutes of last year’s annual meeting and receiving reports of officers, the purposes of the meeting are listed on the voting portion of the proxy card attached below to this Admission Ticket.

You should present this Admission Ticket in order to gain admittance to the meeting. This ticket admits only the shareholder listed on the reverse side and is not transferable. If the shares are held in the name of a broker, trust, bank or other nominee, you should bring with you a proxy or letter from the broker, trustee, bank or nominee confirming the beneficial ownership of the shares.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

 — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

M26636-P00321-Z53831-Z53832

THE PROCTER & GAMBLE COMPANY

SHAREHOLDER’S PROXY AND CONFIDENTIAL VOTING INSTRUCTION CARD

Annual Meeting of Shareholders-Tuesday, October 12, 2010

The undersigned hereby appoints Robert A. McDonald, W. James McNerney, Jr., and Ernesto Zedillo (the “Proxy Committee”), and each of them (with respect to any shares of Common Stock held by the undersigned directly or via the Company’s Shareholder Investment Program) as proxies to attend the annual meeting of shareholders of the Company to be held on Tuesday, October 12, 2010 at 9:00 a.m. in Cincinnati, Ohio and any adjournment thereof and vote all shares held by or for the benefit of the undersigned: as indicated on the reverse side of this card for the election of Directors and on the Board of Directors and shareholder proposal listed; and, at their discretion, on such other matters as may properly come before the meeting. If you sign and return this card without marking, this proxy card will be treated as being FOR the election of Directors, FOR item 2 and AGAINST the proposal listed as item 3.

This proxy also provides voting instructions for shares held by the Trustees of the Retirement Trust and the Employee Stock Ownership Trust of The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan and the Procter & Gamble Savings Plan (as applicable, with respect to shares of Common Stock and Series A and B ESOP Convertible Class A Preferred Stock held for the benefit of the undersigned) and directs such Trustees to vote all shares held for the benefit of the undersigned as indicated on the reverse side of this card for the election of Directors and on the Board of Directors and shareholder proposals listed, and with the Proxy Committee on such other matters as may properly come before the meeting. The Trustees will vote shares of the Company’s Stock held by them for which instructions are not received in direct proportion to the voting of shares for which instructions have been received, provided that such voting is not contrary to the Employee Retirement Income Security Act of 1974, as amended. The Trustees will vote unallocated shares in direct proportion to voting by allocated shares of the same Class in aggregate, for which instructions have been received.

This proxy/voting instruction card is solicited jointly by the Board of Directors of The Procter & Gamble Company and the Trustees listed above pursuant to a separate Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged. Votes should be received by the Company’s proxy tabulator, Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717 by 11:59 p.m. on Monday, October 11, 2010, for Common shares to be voted and 4:00 p.m. on Friday, October 8, 2010 for the Trustees to vote the Plan shares. Broadridge will report separately to the Proxy Committee and to the Trustees as to proxies received and voting instructions provided, respectively. Individual proxy voting and voting instructions will be kept confidential by Broadridge and not provided to the Company.

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on October 12, 2010.

Meeting Information
Meeting Type: Annual
THE PROCTER & GAMBLE COMPANY	For holders as of: August 13, 2010
	Date: October 12, 2010	Time: 9:00 a.m.
Location: Procter & Gamble Hall
The Aronoff Center for the Arts
650 Walnut Street Cincinnati, Ohio

THE PROCTER & GAMBLE COMPANY P.O. BOX 5572 CINCINNATI, OH 45201-5572

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

M26639-P00321

—  Before You Vote —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

  NOTICE AND PROXY STATEMENT            ANNUAL REPORT

  How to View Online:

  Have the information that is printed in the box marked by the arrow (located on the following page) and visit:   www.proxyvote.com.

  How to Request and Receive a PAPER or E-MAIL Copy:

  If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a   copy. Please choose one of the following methods to make your request:

                                 1) BY INTERNET:         www.proxyvote.com

                                 2) BY TELEPHONE:     1-800-579-1639

                                 3) BY E-MAIL*:              sendmaterial@proxyvote.com

  *     If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line.

  Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor.   Please make the request as instructed above on or before September 28, 2010 to facilitate timely delivery.

—  How To Vote —

Please Choose One of the Following Voting Methods

  Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked   by the arrow available and follow the instructions.

  Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

  Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an   attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements   for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

M26640-P00321

Voting Items

The Board of Directors recommends a vote FOR the following action:	The Board of Directors recommends a vote FOR the following proposal:

1a. Angela F. Braly	2. Ratify Appointment of the Independent Registered Public Accounting Firm

1b. Kenneth I. Chenault

1c. Scott D. Cook	The Board of Directors recommends a vote AGAINST the following proposal:

1d. Rajat K. Gupta	3. Shareholder Proposal - Cumulative Voting

1e. Robert A. McDonald

1f. W. James McNerney, Jr.

1g. Johnathan A. Rodgers

1h. Mary A. Wilderotter

1i. Patricia A. Woertz

1j. Ernesto Zedillo

M26641-P00321

M26642-P00321

Dear Shareholder:

On August 27, 2010, we sent you a notice indicating that the proxy statement and voting instructions for the annual meeting of shareholders of The Procter & Gamble Company to be held on Tuesday, October 12, 2010, were available on line at www.proxyvote.com.

As of September 28, we have not received your proxy. If you have in fact already voted, we thank you. If not, we hope you will do so now.

In case you have lost the original notice, an additional notice and proxy card are enclosed together with a return envelope. You can also vote by telephone or via the internet at www.proxyvote.com. Instructions are included on the proxy card.

Thank you for your attention to this matter.

THE PROCTER & GAMBLE COMPANY